UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________

Bonanza Goldfields Corporation
(Exact name of registrant as specified in its charter)

Nevada	1000	41-2252162
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or organization)	Classification Code Number)

2415 East Camelback Road, Suite 700,
Phoenix, AZ 85016

(928)-251-4044   FREE (928)-251-4044
(Address including zip code and telephone number of registrant’s principal executive offices)

Michael Stojsavljevich
Chief Executive Officer
2415 East Camelback Road
Phoenix, AZ 85016
Telephone (928) 251-4044
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Carl P. Ranno Esq.
c/o Logan Law Firm PLC
2999 North 44th Street, Suite 303
Phoenix, AZ 85018-7250
Telephone (602) 493-0369
Fax (602) 532-7694

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.0001 par value underlying Secured Convertible Promissory Note	79,000,000	$0.021	(2)	$1,660,000.00	$226.29
Common Stock underlying warrants	21,000,000	$0.075		$1,660,000.00	$214.83
Total	100,000,000			$3,320,000.00	$441.12

(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
Estimated at $0.021 per share, the average of the high and low prices as reported on the OTC Bulletin Board regulated quotation service on November 12, 2012 for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2012

PRELIMINARY PROSPECTUS

100,000,000 Shares

Bonanza Goldfields Corporation

Common Stock
_________________________

This prospectus relates to the sale by the selling stockholder identified in this prospectus of up to 100,000,000  shares of our common stock, par value $0.0001 per share, which includes 79,000,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory Note and 21,000,000  shares of common stock issuable upon the exercise of an outstanding Warrant.

The prices at which the selling shareholder may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling shareholder will be borne by the selling shareholder.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “BONZ.OB”. On November 15, 2012, the last reported sale price of our common stock as reported on the OTC Bulletin Board was $0.025 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2012

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Summary

Our principal executive offices are located at 2415 East Camelback Road, Suite 700,Phoenix, AZ 8501and our telephone number is (928) 251-4044. Our website is www.bonanzagoldfields.com.  Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

As used in this prospectus, unless otherwise specified, references to the “Company,” “we,” “our” and “us” refer to Bonanza Goldfields Corporation, and, unless otherwise specified, its direct and indirect subsidiaries.

The Offering

Common stock offered by the selling stockholders:
100,000,000  shares, consisting of 79,000,000 issuable upon conversion of a Secured Convertible Promissory Note and 21,000,000 shares issuable upon the exercise of an outstanding warrant sold to the holder in a private placement

Common stock outstanding before and after this offering:	331,656,125 and 331,656,125 (1)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

OTC Bulletin Board symbol:	BONZ.OB

Risk factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 2 of this prospectus before deciding whether or not to invest in shares of our common stock.

___________________ (1) The number of outstanding shares before the offering is based upon 331,656,125 shares outstanding as of November 12 , 2012 and excludes:
●	8,000,000 shares of common stock issuable upon the exercise of outstanding options;
●	38,500,000 shares of common stock issuable upon the exercise of outstanding warrant; and
●	79,000,000 shares of common stock issuable upon conversion of a Secured Convertible Promissory Note

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this Prospectus, on Form 10-K, or the Company’s other filings with the Securities and Exchange Commission (the "SEC"). If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment. Additionally, if other risks not presently known to us, or that we do not currently believe to be significant, occur or become significant, our financial condition and results of operations could suffer and the trading price of our common stock could decline.

The Report of Our Independent Registered Public Accounting Firm Contains Explanatory Language That Substantial Doubt Exists About Our Ability to Continue As A Going Concern
The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

Because the probability of an individual prospect ever having reserves economically recoverable is extremely remote, any funds spent on exploration will probably be lost.
The probability of an individual prospect ever having economically recoverable reserves is extremely remote. In all probability, our properties do contain reserves. As such, any funds spent on exploration will probably be lost, our Company and its business operations could be adversely impacted and there would be a material adverse impact on our Company’s business, results of operations and financial condition.

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities.
We were incorporated on March 6, 2008, and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss was $6,606,854 from inception to June 30, 2012. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	our ability to locate a profitable mineral property;
●	our ability to generate revenues; and
●	Our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

Because we will have to spend additional funds to determine if we have economically recoverable reserves, if we can't raise sufficient funds, we will have to cease operations.
Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve. If we do not have a commercially viable mineral reserve, it would have a material adverse impact on our Company’s business, results of operations and financial condition.

As we undertake exploration of our claims and interests, we will be subject to compliance of government regulation that may increase the anticipated time and cost of our exploration program.
There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations in force in the jurisdictions where our claims are located, and these laws and regulations may change over time. In order to comply with these regulations, we may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to land. While our planned budget for exploration programs includes a contingency for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program, or that the budgeted amounts are inadequate.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages, which could hurt our financial position and possibly result in the failure of our business.
The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.
Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Due to external market factors in the mining business, we may not be able to market any minerals that may be found.
The mining industry, in general, is intensely competitive. Even if commercial quantities of minerals are discovered, we can provide no assurance to investors that a ready market will exist for the sale of these minerals. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of markets and processing equipment, and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, mineral importing and exporting and environmental protection. The exact effect of these factors cannot be accurately predicted, but any combination of these factors may result in our not receiving an adequate return on invested capital.

Our performance may be subject to fluctuations in market prices of gold and other minerals.
The profitability of a mineral exploration project could be significantly affected by changes in the market price of the relevant minerals. The price of gold, while recently reaching record highs in the last 24 months, has been volatile over the past few months. Demand for gold can also be influenced by economic conditions, attractiveness as an investment vehicle and the relative strength of the U.S. dollar and local investment currencies. A number of other factors affect the market prices for other minerals. The aggregate effect of the factors affecting the prices of various minerals is impossible to predict with accuracy. Fluctuations in mineral prices may adversely affect the value of any mineral discoveries made on the properties with which we are involved, which may in turn affect the market price and liquidity of our common shares and our ability to pursue and implement our business plan.

Our operations are subject to strict environmental regulations, which result in added costs of operations and operational delays.
Our operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries and jurisdictions in a manner that may require stricter standards, and enforcement, increased fines and penalties for non-compliance, more stringer environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. There is no assurance that any future changes in environmental regulation will not negatively affect our projects.

We have no insurance for environmental problems.
Insurance against environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, has not been available generally in the mining industry. We have no insurance coverage for most environmental risks. In the event of a problem, the payment of environmental liabilities and costs would reduce the funds available to us for future operations. If we are unable to fund fully the cost of remedying an environmental problem, we might be required to enter into an interim compliance measure pending completion of the required remedy.

Climate change and related regulatory responses may impact our business.
Climate change as a result of emissions of greenhouse gases is a significant topic of discussion and may generate government regulatory responses in the near future. It is impracticable to predict with any certainty the impact of climate change on our business or the regulatory responses to it, although we recognize that they could be significant. However, it is too soon for us to predict with any certainty the ultimate impact, either directionally or quantitatively, of climate change and related regulatory responses.

The current financial environment may have impacts on our business and financial condition that we cannot predict.
The continued instability in the global financial system and related limitation on availability of credit may continue to have an impact on our business and our financial condition, and we may continue to face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets has been restricted as a result of the economic downturn and related financial market conditions and may be restricted in the future when we would like, or need, to raise capital. The difficult financial environment may also limit the number of prospects for potential joint venture, asset monetization or other capital raising transactions that we may pursue in the future or reduce the values we are able to realize in those transactions, making these transactions uneconomic or difficult to consummate.

Nevada Law And Our Articles Of Incorporation Protect Our Directors From Certain Types Of Lawsuits, Which Could Make It Difficult For Us To Recover Damages From Them In The Event Of A Lawsuit.
Nevada law provides that our directors will not be liable to our company or to our stockholders for monetary damages for all but certain types of conduct as directors. Our Articles of Incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our company to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Because We Are Quoted On The OTC Bulletin Board Instead Of An Exchange Or National Quotation System, Our Investors May Have A More Difficult Time Selling Their Stock Or Experience Negative Volatility On The Market Price Of Our Stock.
Our common stock is traded on the OTC Bulletin Board. OTC Bulletin Board is often highly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of volatility for securities that trade on the OTC Bulletin Board as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Investors in our common stock may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, may have a negative effect on the market price for our securities. Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves.

As a public company we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.
As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares. The Securities and Exchange Commission has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, rule 15g-9 require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and
●
the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased
In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.
The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
●
Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.
In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.
The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.
As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management team.
Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated there under, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an "emerging growth company," as defined in the Jumpstart our Business Startups Act of 2012 or JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An "emerging growth company" can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.
As a public company and particularly after we cease to be an "emerging growth company," we will incur significant legal, accounting and other expenses that we have not incurred to date, including increased costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC. The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business. Additionally, if these requirements divert our management's attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects. However, for as long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company." If the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30, we would cease to be an "emerging growth company" as of the following June 30, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an "emerging growth company" immediately.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by it under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK, RELATED STOCKHOLDER MATTERS

Market Information
Our common stock has been publicly traded since April, 2009, on the OTC Bulletin Board and is quoted under the symbol “BONZ”.

The following table sets forth for the periods indicated the range of high and low bid quotations per share as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

Fiscal Year 2011	High	Low
First Quarter July-September 2010	$0.006	$0.006
Second Quarter October-December 2010	0.01	0.0085
Third Quarter January-March 2011	0.0093	0.0081
Fourth Quarter March-June 2011	0.012	0.0085
Fiscal Year 2012
First Quarter July-September 2011	0.007	0.018
Second Quarter September-December 2011	0.0069	0.018
Third Quarter January-March 2012	0.005	0.021
Fourth Quarter March-June 2012	0.018	0.0165
Fiscal Year 2013
First Quarter July-September 2012	0.056	0.01
Second Quarter (Through November 19, 2012)	0.044	0.0235

Holders

On November 19, 2012, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.0265 per share.

On November 19, 2012, we had approximately 1,626 holders of record of common stock. As of November 19, 2012, a total of 331,656,125 shares of our common stock were issued and outstanding.  As of November 15, 2012, we had outstanding warrants to purchase 38,500,000 shares of common stock at $0.01~$0.075 per share and outstanding options to purchase 8,000,000 of common stock at $0.025 per share.

Dividend Policy

We may never pay any dividends to our shareholders. We did not declare any dividends for the year ended June 30, 2012. Our Board of Directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OR PLAN OF OPERATION

Selected Financial Data

The following information has been summarized from financial information included elsewhere and should be read in conjunction with such financial statements and notes thereto.

Statements of Operations Data:
	Year Ended June 30,		Three Months Ended September 30,
	2012	2011	2012	2011
			(unaudited)	(unaudited)
Revenues	$-	$-	$-	$-
Operating and Other Expenses	1,091,355	2,409,959	484,467	125,367

Net Loss	$(1,091,355)	$(2,409,959)	$(484,467)	$(125,367)

Balance Sheets Data:
	As of June 30,		As of September 30,
	2012	2011	2012
			(unaudited)
Current Assets	$105,823	$23,306	$143,558
Total Assets	399,590	280,556	435,112
Current Liabilities	1,166,400	820,025	1,447,128
Non-Current Liabilities	-	-
Total Liabilities	1,166,400	820,025	1,447,128
Working Capital (Deficit)	(1,060,577)	(796,719)	(1,303,570)
Shareholders' Equity (Deficit)	(766,810)	(539,469)	(1,012,016)

Results of Operation

Fiscal Year Ended June 30, 2012, Compared to Fiscal Year Ended June 30, 2011

We are an exploration stage company acquiring mineral properties or claims located in the State of Arizona, USA. The recoverability of amounts from the properties or claims will be dependent upon the discovery of economically recoverable reserves, confirmation of our interest in the underlying properties and/or claims, our ability to obtain necessary financing to satisfy the expenditure requirements under the property and/or claim agreements and to complete the development of the properties and/or claims, and upon future profitable production or proceeds for the sale thereof.

For the years ended June 30, 2012 and 2011, we generated no revenue. Our future revenue plan is uncertain and is dependent on our ability to effectively mine our products, generate sales, and obtain contract mining opportunities. There are no assurances of the ability of our Company to begin to mine our claim. The cost of mining is intensive so it is critical for us to raise appropriate capital to implement our business plan. We incurred losses of $1,091,355 and $2,409,959 for the years ended June 30, 2012 and 2011 and our losses since inception amount to $6,606,854.

Our operating expenses for exploration activities for the years ended June 30, 2012 and 2011 were $66,282 and $106,782, respectively. The costs associated with exploration activities included trenching, testing, hauling, and labor costs associated with the exploration of our gold mines claims. We acquired several mining claims through the course of our exploration stage and through the course of this process impaired claims. The Midas Place Mining Claim title was never transferred to the Company and Orisis Gold Joint Venture agreement expired on June 2011. We currently own the Tarantula mining claim. During the year ended June 30, 2011, we recorded $615,700 of impairment on mining claims and $32,122 on equipment.

Our general and administrative expenses for the year ended June 30, 2012 were $768,056 as compared to $1,411,239 for the year ended June 30, 2011. The decrease is primarily attributable to the reduction of stock issued for services and stock issued for conversion of debt. In the year ended June 30, 2011, we learned that the documents provided and other documents concealed by our prior CEO/CFO were forgeries which represented 86,000,000 common shares issued. We expensed $985,100 as non-cash compensation as follows:

a)
December 9, 2010: Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

b)
January 24, 2011; Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

c)
February 16, 2011: Stock Loan Solutions received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

d)
February 22, 2011: Nicolas Sprung of Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

e)
April 18, 2011: Euroline Clearing Corporation received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

f)
April 18, 2011: Enavest International S.A., received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

g)
April 18, 2011: Vanilla Sky, S.A. received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

h)
June 28, 2011: Scott Geisler received 17,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

Our interest expense for the year ended June 30, 2012 was $192,517 as compared to $94,832 for June 30, 2011. The increase is primarily attributable to the increase in average debt outstanding and the amortization of debt discount of $119,930 for the year ended June 30, 2012 compared to $68,957 for the year ended June 30, 2011.

On February 26, 2012, we entered into a settlement agreement with David Janney, former CEO. Pursuant to the settlement agreement, we agreed to issue 5,000,000 common shares to David Janney.
These shares were valued at $59,000 and recorded as loss on settlement of litigation. No such loss was recorded for the year ended June 30, 2011.

Our loss on accounts payable and loss on conversion of debt for the years ended June 30, 2012 were $5,500 as compared to $149,284 for June 30, 2011.

Three months Ended September 30, 2012 Compared to Three months Ended September 30, 2011

For the three months ended September 30, 2012, we generated no revenue. Our future revenue plan is uncertain and is dependent on our ability to effectively mine our products, generate sales, and obtain contract mining opportunities. There are no assurances of our ability to begin to mine our claim. The expenditures for mining are cost intensive so it is critical for us to raise sufficient capital to implement our business plan.  We incurred losses of $484,467 for the three months ended September 30, 2012, compared to $125,367 for the three months ended September 30, 2011.

Our operating expenses for exploration activities for the three months ended September 30, 2012 and 2011 were $20,684 and $27,701, respectively. The costs associated with exploration activities included trenching, testing, hauling, and labor costs associated with the exploration of our gold mines claims.

Our general and administrative expenses for the three months ended September 30, 2012 and 2011 were $439,841 and $65,182, respectively.  The increase was primarily related to the issuance of options to our COO that was valued at $99,261, issuance of common stock to our CEO valued at $200,000, issuance of common stock to other professionals and our director of $60,000, and other professional fees of $59,000.

Our interest expense for the three months ended September 30, 2012 and 2011 was $23,942 and $32,484, respectively. The decrease is primarily attributable to the decrease in debt outstanding.

Liquidity and Capital Resources

Our cash used in operating activities for the year ended June 30, 2012 was $542,385 as compared to $203,255 for the year ended June 30, 2011. The increase in cash flows used in operations was primarily attributable to payments made to vendors for general and administrative expenses and payments made to related parties during the year ended June 30, 2012.  Our cash used in operating activities for the three months ended September 30, 2012 was $82,065 compared to $160,962 for the three months ended September 30, 2011.   The decrease in cash used in operations was primarily attributable to reduced payments made to vendors and related parties during the three months ended September 30, 2012.

Our cash used in investing activities for the year ended June 30, 2012 was $33,173 as compared to $50,000 for the year ended June 30, 2011. Payments made during fiscal year 2012 were related to the purchase of equipment for the exploration of our mining claims, and payment of $50,000 during fiscal year 2011 was related to the Osiris Gold Joint Venture which expired in June 2011.

Our cash provided by financing activities for the year ended June 30, 2012 was $637,875 as compared to $276,300 for the year ended June 30, 2011. The increase is mainly due to the issuance of common stock for $559,000 cash and proceeds from notes payable and convertible notes payable of $126,875 for fiscal year 2012 compared to proceeds from notes payable of $101,300 and proceeds of $175,000 from the issuance of common stock during fiscal year 2011.  Our cash provided by financing activities for the three months ended September 30, 2012 was $140,000, compared to $140,000 for the three months ended September 30, 2011. Cash provided by financing activities mainly included proceeds from the sale of common stock.

To date, we have succeeded in securing capital as needed, but there is no guarantee this will continue.

We believe we will have to rely on public and private equity and debt financings to fund our liquidity requirements over the intermediate term. We may be unable to obtain any additional financings on terms favorable to us, or obtain additional funding at all. If adequate funds are not available on acceptable terms, and if cash and cash equivalents together with any income generated from operations fall short of our liquidity requirements, we may be unable to sustain operations. Continued negative cash flows raise substantial doubt regarding our ability to fully implement our business plan and could render us unable to expand our operations or take advantage of acquisition opportunities, any of which may have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly issued securities may have rights superior to those of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payments of dividends.

Going Concern

The report of our independent registered public accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach that point.

Other Considerations

There are numerous factors that affect the business and the results of its operations. Sources of these factors include general economic and business conditions, federal and state regulation of business and mining activities, changes to the tax code during or after the current congressional session, and our ability to continue to improve our infrastructure including personnel and systems to keep pace with the Company’s anticipated rapid growth.

BUSINESS

We are an exploration stage company engaged in the acquisition and exploration of gold mineral properties and rare earth elements in North America. Our exploration target is to find exploitable minerals on our properties and to raise adequate funding to begin processing our land. Our success depends on achieving that target and becoming cash flow positive once production begins. There is the likelihood of our mineral claims containing little or no economic mineralization or reserves of gold and other minerals. There is the possibility that our claims do not contain any reserves and funds that we spend on exploration will be lost. Even if we complete our current exploration program and are successful in identifying a mineral deposit, we will be required to expend substantial funds to bring our claims to production. We are unable to assure you we will be able to raise the additional funds necessary to implement any future exploration or extraction program even if mineralization is found.

It is our objective to identify mineral prospect properties of merit, conduct preliminary exploration work, and if results are positive, to “prove up” mineral resources through processing in a world where we believe capital is transitioning to the safety of gold. Our management contends that this business model is timely in a world of financial and currency instability with escalating mineral demand. As evidenced by recent market trends, gold and rare earth elements have continued to hold or increase in price over the past year.

Our areas of exploration are in geopolitically stable North American areas. We maintain one project located in Arizona, of which management believes and has independently tested to have near-surface gold mineralization and the presence of certain critical rare earth elements. Our management continues to focus all efforts on the flagship Tarantula Project, Congress, Arizona.

Our flagship Tarantula Project consists of 38 lode claims covering 600 acres of patented, private property claims and BLM claims in the Date Creek Mountains, Arizona consisting of both alluvial and mineralized quartz deposits, as well as the presence of certain rare earth elements. A Preliminary Geological Survey as well as subsequent testing and assays of the Tarantula Project claim were prepared by Auric Resources International, Inc. of Wickenburg, Arizona. Shareholders can access the report and test results at Bonanza Goldfields' official website: www.bonanzagoldfields.com (such website and its contents are not to be incorporated by reference to this report).

Preliminary Geological Evaluation

A preliminary geologic evaluation was conducted on the Tarantula Property The property is located approximately 3.2 miles north-northwest of Congress, Arizona, and consists of approximately 435 acres of unpatented lode mining claims and 160 acres of patented lode mining claims which occupy the east central portion of the Date Creek Mountains in Yavapai County, Arizona. The Tarantula Property is situated in the Martinez (Congress) Mining District and is approximately 2 miles northwest of the historic Congress Mine, the largest mine in the district and the second largest primary gold producer in Arizona. The Congress Mine has produced over 400,000 ounces of gold from three main veins, the Congress, Niagra, and Queen of the Hills. The average amount of gold recovered from the Congress vein was 0.70 ounces per ton (opt), with 0.415 opt Au recovered from the Niagra vein, and approximately 0.40 opt Au recovered from the Queen of the Hills vein.  Most of the gold production came from quartz fissure veins that closely followed “greenstone” (andesite or diabase) dikes that occurred along east-west and northwest-southeast trending structures in early Proterozoic granitic rocks. The veins ranged from a few inches to several feet in width, with strike lengths up to 4,000 feet and were followed down-dip to depths exceeding 4,000 feet. The mineralogy of the veins consists of auriferous quartz with silver and varying amounts of sulfides, primarily pyrite with smaller amounts of galena, chalcopyrite, and sphalerite, and locally molybdenite.  Hematite is locally prevalent as masses and relic structures formed auriferous quartz and quartz-sulfide veins occur on the Tarantula Property and many exhibit the same characteristics as those in the Congress Mine and other mines in the area. These veins ranged up to several feet in width and have strike lengths ranging from hundreds to thousands of feet, with unknown depths. Preliminary rock chip geochemical channel sampling by Brian R. Bond, M.Sc., Consulting Geologist of some quartz veins located on the patented claims, held by us returned gold values which exceeded the 3,000 ppb detection limit from Skyline Labs. ARI staking crews discovered numerous large quartz veins up to 4 feet wide and hundreds of feet long on the unpatented claims. These veins also have many of the same characteristics of the past producing veins in the district, and have yet to be explored.

The geologic setting of the property is favorable for the concentration of placer gold in the local gravels that occur in drainage channels and elevated benches and for lode gold that occurs within the early Proterozoic granitic rocks as auriferous quartz fissure veins with locally abundant sulfides and iron oxides.

Although some preliminary testing has been done on portions of the property, the majority of the land package has virgin placer gravels and large quartz veins that have never been explored or tested. Additional exploration (mapping, sampling, bulk-sampling geophysics, drilling, etc.) must be conducted in order to determine the areal extent, volumes, grades, and values of auriferous quartz veins and gravels within the expanded claim block.

The large land package with widespread areas of anomalous gold values; proximity to the Congress Mine; large iron oxide rich quartz veins which exhibit mineralogic and structural similarities to the Congress, Niagra, Queen of the Hills, Golden Wave and other mineralized, economic vein systems in the area; and the presence of placer gold in widespread gravels indicates that the Tarantula Property may host a large, potentially economic gold deposit and undoubtedly represents an excellent exploration target with potential for both placer and lode gold production from auriferous placers and veins. Small-scale production can probably be achieved quite rapidly, while the expanded exploration phase is being conducted. This production will help offset the required exploration costs and will provide valuable information for designing a larger processing facility as warranted by exploration.

● Table 1: Surface area rock chip samples on our BLM land claims in the Piedmont Mine area

TARANTULA	Au (Fire)	Au (Fire 2)	Au (Fire 2)
Control #	ppb	Grams/per ton	Ounces/per ton
681	>3000	20.2	0.65
682	>3000	45.5	1.46
683	52	n/a	n/a
684	47	n/a	n/a
685	13	n/a	n/a

*Assays reported in grams and ounces per ton
**Conversion based on 31.1 grams = 1 troy ounce of gold

● Rare Earth Metal Tests:

The Company also tested for the most prevalent and critical rare earth metals (REM) in the Arizona geographic region, which are Cerium, Lanthanum, Scandium, Yttrium. The tests proved positive for all four rare earth elements. The Company is now planning future tests for the other 13 critical rare earth elements and for estimates of concentration. The plan is to test for the remaining 13 metals in Canadian testing facilities where more advanced analysis can be performed.

●	Major Rare Earth Metals Uses (listed by metal):
●
Cerium is used in auto catalysts, petroleum refining, and in metal alloys. Lanthanum is used in hybrid engines and metal alloys. Scandium is used in sports equipment, the firearms industry and dental applications. Yttrium is used in red color, fluorescent lamps, ceramics, and as an agent in metal alloys with applications to superconductors and medical devices.

Other Information

We expanded our flagship Tarantula Project with the acquisition of the Piedmont Mine, gold and silver mine in operation until 1940. The Piedmont Mine has been deemed by the Bonanza geological team a strategic addition to the Tarantula Project. The acquisition expands the Tarantula Project to 38 lode mining claims covering over 600 acres of contiguous property directly adjacent to the historic Congress Mine which produced over 400,000 ounces of lode gold between 1887 and 1959.

Our first phase is to placer mine our Tarantula project with an Alaskan 50 which we have already purchased and is currently operational on our Tarantula project. After 2 months of production and an accurate assessment of the gold yield, we intend to expand our production capabilities with this financing deal to 4x our current capacity on our Tarantula project which is patented land and our adjacent properties that are leased which are also patented properties. A focus on low costs and getting production running quickly is our view of delivering or maximizing shareholder value.

Our previous exploration work was conducted by Auric Resources Inc. and their sub-contractors. Detailed study and qualifications are found at the end of the report under Statement of Qualifications http://www.bonanzagoldfields.com/pdfs/BonanzaGoldfieldsTarantulaPlacerProjectReport.pdf . Assay reports were completed by Skyline Assayers and Laboratories. We feel that our preliminary geological report, found here and on our website http://www.bonanzagoldfields.com/pdfs/BonanzaGoldfieldsTarantulaPlacerProjectReport.pdf, is very informative and the most cost effective decision making tool to allow for a decision to rapidly move from exploration to placer processing.  As such, the geophysics, surface sampling has been completed. There are two water wells currently running on our property and we are seeking to install a third soon

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

There is no historical financial information about us on which to base an evaluation of our performance. We are an exploration stage company and have not generated revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our property, and possible cost overruns due to increases in the cost of services. To become profitable and competitive, we must conduct the exploration of our properties before we start into production of any minerals we may find.

Competition

We do not compete directly with anyone for the exploration or removal of minerals from our property as we hold all interest and rights to the claims. Readily available commodities markets exist in the U.S. and around the world for the sale of minerals. Therefore, we will likely be able to sell minerals that we are able to recover. We will be subject to competition and unforeseen limited sources of supplies in the industry in the event spot shortages arise for supplies such as explosives or large equipment tires, and certain equipment such as bulldozers and excavators and services, such as contract drilling that we will need to conduct exploration. If we are unsuccessful in securing the products, equipment and services we need, we may have to suspend our exploration plans until we are able to secure them.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the United States generally. We will also be subject to the regulations of the State of Arizona with respect to mining claims.

Research and Development

We have had no expense related to research and development.

Corporate Office

Our corporate offices are located at 2415 East Camelback Road, Suite 700, Phoenix, AZ 85016.

Our telephone number is (928)-251-4044.

Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through the Securities and Exchange Commission’s website at www.sec.gov as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC.

Legal Proceedings

On October 30, 2012 we learned that former President and CEO, Scott Geisler, filed suit against the company on September 20, 2012, in the Circuit Court of the Sixth Judicial District in the State of Florida. The company has not yet been served with the summons and complaint or filed an answer. Mr. Geisler asserts that the company is in default with respect to payments under a Settlement and Mutual Release Agreement entered into upon his resignation as an officer and director of the Company and effective June 8, 2012. Mr. Geisler claims monetary damages “in excess of $15,000,” attorneys’ fees; court costs and seeks the issuance of a warrant for the cashless exercise of 7,500,000 shares of common stock that is provided for under the Settlement and Mutual Release Agreement. We have engaged legal counsel to represent the company in this dispute and counsel has identified defenses to the claims and setoffs. We are optimistic that a settlement of the dispute will be reached in the near future without having a materially adverse effect on our financial condition or results of operations.

We are currently not involved in any other litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect except the following matters.

Employees

As of the date of this Prospectus, the Company has 6 employees.

MANAGEMENT

Directors and Executive Officer

Set forth below is information regarding the Company’s current executive officers. There are no family relationships between any of our directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title

Michael Stojsavljevich	39	Chief Executive Officer, Principle Accounting Officer, President Secretary and Director(1)

Peter Cao	47	Treasurer, Director (2)

Baoky Vu	45	Director

1.	Effective June 20, 2012, Michael Stojsavljevich was appointed Chief Executive Officer, Principle Accounting Officer, President, Secretary and Director;

2.	Effective April 20, 2012, Peter Cao was appointed as Chief Operating Officer and Director and on June 26, 2012, Mr. Cao resigned as Chief Operating Officer and remained as a Director.

The background and principal occupations of the current officers and directors of the Company is as follows:

Officers and Directors:

Michael Stojsavljevich

From April 2011 to the present, Michael Stojsavljevich was a Managing Partner with Episteme Advisory Group, a Boutique Corporate Strategy and Marketing Advisory Consultancy firm. From February 2007 through February 2011, Mr. Stojsavljevich was Chief Strategy Officer at the United States Mint, an agency of the United States Treasury Department. From 1999 through 2007, Mr. Stojsavljevich was in managing positions in Marketing, Finance and Corporate Affairs departments at Altria Corporate Services, Philip Morris USA, and Miller Brewing Company. Mr. Stojsavljevich earned a Master’s Degree in Business Economics from Western Michigan University and a Bachelor’s Degree in Economics from Indiana University.

Peter Cao

From 2009 to the present, Mr. Cao was an advisor to the Board of Directors of International Gold Mining Reserve Corporation. From 2007 through 2009, Mr. Cao was Vice President of Commercial Lending for United Americas Bank. From 1989 to 2007, Mr. Cao was President and CEO of General Contractors, Inc.

Baoky Vu

From 2009 to the present, Baoky Vu has been a principal of Silverberry Capital LLC, a strategic advisory firm based in Atlanta. From 1995 through 2009, Mr. Vu was director of equity research, portfolio manager and equity analyst with A. Montag & Associates. Mr. Vu earned a Masters of Business Administration from Georgetown University and a Bachelor of Science in Management from Georgia Institute of Technology.

Corporate Governance

Meetings and Committees of the Board of Directors

We currently do not maintain any committees of the Board of Directors. Given our size and the development of our business to date, we believe that the board through its meetings can perform all of the duties and responsibilities which might be contemplated by a committee. Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our Company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board’s appetite for risk. While the Board oversees our Company, our Company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Director Independence

We currently have one director serving on our Board of Directors, Mr. Vu who would be considered as independent director of the Company.

Board Assessment of Risk

Our risk management function is overseen by our Board. Our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect the Company, and how management addresses those risks. Michael Stojsavljevich a director and our President and Chief Executive Officer, works closely together with the Board once material risks are identified on how to best address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment. The Board focuses on these key risks and interfaces with management on seeking solutions.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. Although the officers and directors are engaged in other business activities, we anticipate they will devote an important amount of time to our affairs.

Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to ours. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

Involvement in Certain Legal Proceedings

None of the following events have occurred during the past ten years and are material to an evaluation of the ability or integrity of any director or officer of the Company:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

a.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.	Engaging in any type of business practice; or
c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.
Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation; or
b.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. Code of ethics codifies the business and ethical principles that govern all aspects of our business. Our Code of Ethics was published as Exhibit 14.1 in the Annual Report on Form 10-K for year ended June 18, 2009. This document will be made available in print, free of charge, to any shareholder requesting a copy in writing from the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the year ended June 30, 2012 and 2011 compensation awarded to, paid to, or earned by, Mr. Scott Geisler, our former Director and Chief Executive Officer, and our other most highly compensated executive officers whose total compensation during the last fiscal year exceeded $100,000, if any.

2012 and 2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total ($)

Michael Stojsavljevich CEO & CFO, Director	2012 2011	1,650 -		- -	- -	- -	- -	- -	- -	1,650 -

Scott Geisler, former CEO &CFO, Director	2012 2011	77,222 -		75,000 -	146,250	- -	- -	- -	- -	298,472 -

David Janney, former CEO & CFO, Director	2012 2011	- 155,900		- -	29,500 465,620	- -	- -	- -	- -	29,500 621,520

Pen-Mun Foo, former CFO, Director	2012 2011	- -		- -	10,300 -	- -	- -	- -	- -	10,300 -

William Berridge, former Director	2012 2011	37,725 17,078	*	- -	11,000 -	- -	- -	- -	- -	48,725 17,078

Peter Cao, COO and Director	2012 2011	2,500 -		- -	- -	198,519 -	- -	- -	- -	201,019 -

* Represents payment to Auric Resources International, Inc. a related party.

2012 and 2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
Name	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael Stojsavljevich	2012 2011	- -	- -	- -	- -	- -	- -	- -	- -	- -

Scott Geisler	2012 2011	- -	- -	- -	- -	- -	- -	- -	- -	- -

David Janney	2012 2011	- -	- -	- -	- -	- -	- -	- -	- -	- -

Pen-Mun Foo	2012 2011	- -	- -	- -	- -	- -	- -	- -	- -	- -

William Berridge,	2012 2011	- -	- -	- -	- -	- -	- -	- -	- -	- -

Peter Cao	2012 2011	4,000,000 -	8,000,000 -	- -	0.025 -	May 8, 2017 -	- -	- -	- -	- -

	2012	- -	- -	- -	- -	- -	- -	- -	- -	- -

Compensation of Directors

Our current compensation policy for directors is to compensate them through options to purchase common stock or through common stock as consideration for their joining our board and/or providing continued services as a director. We do not currently provide our directors with cash compensation, although we do reimburse their expenses, with exception for a chairman of the board. No additional amounts are payable to the Company’s directors for committee participation or special assignments. There are no other arrangements pursuant to which any directors was compensated during the Company’s last completed fiscal year for any service provided except as follows:

On June 20, 2012, the Board of Directors appointed Michael Stojsavljevich as the new Chief Executive Officer, secretary and member of the Board of Directors. Mr. Stojsavljevich’s employment agreement will pay $5,500 for each of the first two months of his employment and $11,000 per month from the third month and allows for the Board of Directors to increase that monthly salary. The Company will pay for Mr. Stojsavljevich moving expenses of $5,000 also he will be entitled to 2,500,000 common shares of stock quarterly beginning July 1, 2012 and every quarter thereafter to a total of 10,000,000 shares. (See Exhibit 10.5 filed with this report).

On August 1, 2012, Mr. Stojsavljevich entered into a new employment agreement with Company to replace the agreement dated June 19, 2012 as follows:

(1) Starting August 1, 2012, the Company will pay $5,500 monthly salary;
(2) 10,000,000 shares of common stock is granted immediately and valued at $200,000 based on the market price at August 1, 2012. On October 30, 2012, Mr. Stojsavljevich entered into an amendment to the employment agreement to say that the term to issue 2,500,000 shares of common stock quarterly from July 1, 2012 and every quarter thereafter to a total of 10,000,000 shares stated in the June 19, 2012 agreement is replaced.
(3) Salary will increase as the Company monthly production achieves operational milestones as described below:
i.     Production of 200 ounces: salary of $6,500 per month
ii.    Production of 400 ounces: salary of 7,500 per month
iii.   Production of 600 ounces: salary of $8,500 per month
iv.   Production of 800 ounces: salary of $9,500 per month
v.    Production of 1,000 ounces: salary of $10,500 per month
vi.   Production of 1,200 ounces: salary of 11,500 per month
vii.  At a monthly production of 1,200 ounces per month another 4,000,000 shares will be granted.
(4) Mr. Stojsavljevich will be eligible for bonuses based on a combination of individual performance and company performance which will be determined by the Board of Directors.

On May 8, 2012, the Company entered into an employment contract with Mr. Cao. Pursuant to the agreement, the Company will pay monthly compensation of $1,000. Mr. Cao is also entitled to 2,000,000 common shares at $0.06 per share for the production or increase in the Company’s market value for every $15 million up to $100 million. Additionally, Mr. Cao is granted options to purchase a total of 8,000,000 common shares. Options for 4 million common shares exercisable at $0.025 per share vest immediately. After six months of Mr. Cao’s employment with the Company, additional options to purchase 4,000,000 shares at $0.025 per share will vest. On October 1, 2012, Mr. Cao entered into a new employment agreement with the Company to replace the agreement dated May 8, 2012. The October 1, 2012 agreement states the following:

(1) Starting October 1, 2012 the Company will pay $4,000 per month;
(2) 8,000,000 share of common stock is granted immediately and valued at $232,000 based on the market price at October 1, 2012.
(3) Salary will increase as the Company’s monthly production hits the operational milestones as follows:
 i.    Production of 200 ounces: salary of $5,000 per month
ii.    Production of 400 ounces: salary of $6,000 per month
iii.   Production of 600 ounces: salary of $7,000 per month
iv.  Production of 800 ounces: salary of $8,000 per month
v.   Production of 1,000 ounces: salary of $9,000 per month
vi.  Production of 1,200 ounces: salary of $10,000 per month
vii. At production of 1,200 ounces per month or another 4,000,000 shares will be granted.
(4) Executive will be eligible for bonuses based on a combination of individual performance and company performance which will be determined by the CEO and Board of Directors

On October 30, 2012, the Company amended the employment agreement to increase the monthly salary to $3,000 per month for the three months ended September 30, 2012. Mr. Cao also agreed that the 8 million common shares granted on October 1, 2012 replace the 8,000,000 options granted on May 8, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDPENDENCE.

As of June 30, 2012 and 2011, the Company currently has payables to related parties of $18,000 and $76,316, respectively, for services provided.  During the year ended June 30, 2012, the Company incurred fees totaling $37,725 to Auric Resources International, Inc., a company controlled by a former director. The director resigned on July 20, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists stock ownership of our Common Stock as of November 12, 2012, based on 331,656,125 shares of common stock issued and outstanding. The information includes beneficial ownership by (i) holders of more than 5% of our Common Stock, (ii) each of three directors and executive officers and (iii) all of our directors and executive officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class

Michael Stojsavljevich 2415 East Camelback Road, Suite 700, Phoenix, AZ 85016	Common Stock	-	-

Peter Cao 2415 East Camelback Road, Suite 700, Phoenix, AZ 85016	Common Stock	-	-

Baoky Vu 2415 East Camelback Road, Suite 700, Phoenix, AZ 85016	Common Stock	-	-

All Officers and Directors As a Group (3 persons)

Scott Geisler 19803 Gulf Blvd, #501 Indian Shores, FL 33785	Common Stock	19,500,000	5.88%

Charles Chapman 206 South Grand Avenue Santa Ana, CA 92701	Common Stock	19,490,000	5.88%

Terrill Beckerman 1212 Briar Creek Drive Little Rock, Arkansas 72211	Common Stock	25,229,167	7.62%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

DESCRIPTION OF SECURITIES
General
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001.

Our authorized series A preferred stock consists of 20,000,000 shares of preferred stock, par value $0.0001.

Capital Stock Issued and Outstanding
We have issued and outstanding securities on a fully diluted basis:
●	331,656,125 shares of common stock;
●	-0- shares of Preferred Stock;
●	Warrants to purchase 38,500,000 shares of common stock
●	Options to purchase 8,000,000 shares of common stock
●	Up to 79,000,000 shares of common stock issuable upon conversion of a Secured Convertible Promissory Note

Common Stock
The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock
The company authorized 20 million shares of Series A Preferred Stock. The Preferred Stock contains certain rights, preferences, privileges, restrictions and other characteristics as further detailed in the Certificate of Designation to the Company’s Articles of Incorporation. Significantly, the Preferred Stock has 100 votes per share, whereas, each share of Common Stock has 1 vote. Preferred Stock holders may vote with holders of the Company’s Common Stock on all matters which common stockholders may vote. The Preferred shares do not have conversion rights to common shares.

Voting Rights
Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. The Preferred Stock has 100 votes per share.

Dividends
Subject to preferences that may be applicable to any then-outstanding securities with greater rights, if any, and any other restrictions, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds. The Company and its predecessors have not declared any dividends in the past. Further, the Company does not presently contemplate that there will be any future payment of any dividends on Common Stock.

Convertible Note
At October 1, 2012 the Company executed a Secured Convertible Promissory note convertible into as many as 79,000,000 common shares.

Transfer Agent
On June 1, 2008, the Company engaged Transfer Online, Inc. to serve in the capacity of transfer agent. Their mailing address and telephone number Transfer Online, Inc., 317 SW Alder Street, 2nd Floor, Portland, OR 97201 - Phone is (503) 227-2950.

SELLING SHAREHOLDER

Up to 100,000,000 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the Selling Shareholder and include the following:

●	79,000,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory Note issued to Tonaquint, Inc. on October 1, 2012.
●	21,000,000 shares of common stock issuable upon the exercise of an outstanding Warrant to the Holder Tonaquint, Inc. in conjunction with the Secured Convertible Promissory Note dated October 1, 2012.

Each of the transactions by which the Selling Shareholder acquired its securities from us was exempt under the registration provisions of the Securities Act.

The 100,000,000 shares of common stock referred to above are being registered in that the holder of the note and the warrant may convert the entire note to shares and may exercise the warrant.  This registration will permit public sales of the shares, and the Selling Shareholder will be able to offer the shares for resale from time to time pursuant to this prospectus. The Selling Shareholder may also sell, transfer or otherwise dispose of all or a portion of its shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional Selling Shareholders in supplements or amendments to this prospectus

The Selling Shareholder has not had a material relationship with us within the past three years other than as a result of acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The Selling Shareholder’s percentage of ownership of our outstanding shares could be as much as 30.1% based upon 331,656,125 shares of common stock outstanding as of November 15, 2012.

Conversion of principal and interest under the Secured Convertible Promissory Note:

The Holder of the Secured Convertible Promissory Note (Note) shall be entitled to convert any portion of the outstanding balance owed to Holder into validly issued, fully paid and non-assessable shares of common stock calculated using the conversion rate.  The conversion price is $0.05, subject to adjustment as provided in the Note. The number of conversion shares issuable upon conversion of any portion of the outstanding balance pursuant to the Note shall be determined by dividing (x) the applicable conversion amount by (y) the conversion price. The conversion price, as of any conversion date or other date of determination, is $0.05, subject to adjustment as provided in the Note.  The conversion by the Holder of any portion of the outstanding balance owed to Holder shall only be exercisable in five (5) tranches that correspond to actual advances of funds by Holder to the company in the same sequence as funds were advanced under the terms of this Note.

The Note shall not be convertible by the Holder hereof, and the company shall not affect any conversion of the Note or otherwise issue any shares of common stock, to the extent that the Holder together with any of its affiliates would beneficially own in excess of 4.99% of the common stock outstanding, provided that (i) if we fail to transfer conversion shares to Holder using the DWAC system upon conversion, the term “4.99%” shall be replaced in the preceding sentence with “9.99%” at such time as the market capitalization of the common stock is less than $3,000,000.00, but (ii) if all of the DWAC eligible conditions are then satisfied, the term “4.99%” shall be replaced in the preceding sentence with “9.99%” only at such time as the market capitalization of the common stock is less than $1,500,000.00.  The term “Market Capitalization of the Common Stock” is defined as the product equal to the dollar volume-weighted average price (VWAP) which is, for purposes of conversion under the Note, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Inc. of the Common Stock for the immediately preceding thirty (30) Trading Days multiplied by the aggregate number of outstanding shares of Common Stock as reported on the Company’s most recently filed Form 10-Q or Form 10-K.

Conversion of Warrant to Common Stock:

Prior to the effective date of this registration statement, the Holder may elect a cashless exercise of the Warrant for any Warrant shares and receive a number of shares of common stock equal to (i) the excess of the Current Market Value (the Market Price of the common stock multiplied by the number of exercise shares specified in the applicable notice of exercise) over the aggregate exercise price of the exercise shares, divided by (ii) the conversion price as it may be adjusted from time to time under the terms of the Note.  When this registration statement becomes effective and at all times during which such registration statement remains effective, Holder may no longer elect a “cashless” exercise of the Warrant.

The Warrant exercise price shall be $0.075 per share of common stock, as the same may be adjusted from time to time pursuant to the terms and conditions of the Warrant or the Note.  The current market price of the common stock shall mean the higher of: (a) the closing price of the common stock on the issue date; and (b) the VWAP (average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Inc. of the common stock for the immediately preceding thirty (30) trading days multiplied by the aggregate number of outstanding shares of common stock as reported in our  most recently filed Form 10-Q or Form 10-K) of the common stock for the trading day that is two (2) trading days prior to the exercise date.

The Warrant shall not be convertible by the Holder, and the company shall not affect any conversion of the Warrant or otherwise issue any shares of common stock, to the extent that the Holder together with any of its affiliates would beneficially own in excess of 4.99% of the common stock outstanding, provided that (i) if the company fails to transfer conversion shares to Holder using the DWAC system upon conversion, the term “4.99%” shall be replaced in the preceding sentence with “9.99%” at such time as the Market Capitalization of the common stock is less than $3,000,000.00, but (ii) if all of the DWAC eligible conditions are then satisfied, the term “4.99%” shall be replaced in the preceding sentence with “9.99%” only at such time as the Market Capitalization of the common stock is less than $1,500,000.00.  The term “Market Capitalization of the common stock” is the product equal to the dollar volume-weighted average price (VWAP) which is, for purposes of conversion under the Warrant, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Inc. of the common stock for the immediately preceding thirty (30) trading days multiplied by the aggregate number of outstanding shares of common stock as reported on the company’s most recently filed Form 10-Q or Form 10-K.

PLAN OF DISTRIBUTION

The Selling Shareholder of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the principal market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions at negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits Buyers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the date of this prospectus;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.  Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the Buyer of shares, from the Buyer) in amounts to be negotiated. The Selling Shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Selling Shareholders will bear all the expenses and fees in connection with the registration of the shares.   The Selling Shareholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of their shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each Buyer at or prior to the time of the sale.

LITIGATION

On October 30, 2012 we learned that former President and CEO, Scott Geisler, filed suit against the company on September 20, 2012, in the Circuit Court of the Sixth Judicial District in the State of Florida. The company has not yet been served with the summons and complaint or filed an answer. Mr. Geisler asserts that the company is in default with respect to payments under a Settlement and Mutual Release Agreement entered into upon his resignation as an officer and director of the Company and effective June 8, 2012. Mr. Geisler claims monetary damages “in excess of $15, 000,” attorneys’ fees; court costs and seeks the issuance of a warrant for the cashless exercise of 7,500,000 shares of common stock that is provided for under the Settlement and Mutual Release Agreement. We have engaged legal counsel to represent the company in this dispute and counsel has identified defenses to the claims and setoffs. We are optimistic that a settlement of the dispute will be reached in the near future without having a materially adverse effect on our financial condition or results of operations.

We are currently not involved in any other litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect except the following matters.

LEGAL MATTERS

Ronald J. Logan Esq. will pass upon the validity of the shares of common stock offered by the selling stockholders under this prospectus.

EXPERTS

The financial statements of Bonanza Goldfields Corporation as of June 30, 2012 and 2011 and the years then ended and for the period from March 6, 2008 (inception) to June 30, 2012 have been audited by GBH CPAs, PC, an independent registered public accounting firm, as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 2415 East Camelback Road, Suite 700, Phoenix, AZ 85016, Attention: Michael Stojsavljevich, Chief Executive Officer.

FINANCIAL STATEMENTS

Bonanza Goldfields Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Bonanza Goldfields Corporation
(An Exploration Stage Company)
Phoenix, Arizona

We have audited the accompanying balance sheets of Bonanza Goldfields Corporation (an exploration stage company) as of June 30, 2012 and 2011, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and for the period from March 6, 2008 (inception) to June 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period from March 6, 2008 (inception) through June 30, 2010 were audited by other auditors whose reports expressed unqualified opinions on those statements. The financial statements for the period from March 6, 2008 (date of inception) to June 30, 2010 include total revenues and net loss of $0 and $3,105,540, respectively. Our opinion on the statements of operations, stockholders' deficit and cash flows for the period from March 6, 2008 (date of inception) through June 30, 2010, insofar as it relates to amounts for prior periods through June 30, 2010, is based solely on the reports of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bonanza Goldfields Corporation as of June 30, 2012 and 2011, and the results of its operations and its cash flows for the years then ended and for the period from March 6, 2008, (inception) to June 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has an accumulated deficit at June 30, 2012. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
September 27, 2012

BONANZA GOLDFIELDS CORPORATION
(An Exploration Stage Company)
BALANCE SHEETS

	June 30,
	2012	2011
ASSETS:
CURRENT ASSETS
Cash	$85,623	$23,306
Prepaid expenses	20,200	-
Total current assets	105,823	23,306

Property and equipment, net	43,767	7,250

Mining claims	250,000	250,000
TOTAL ASSETS	$399,590	$280,556

LIABILITIES AND STOCKHOLDERS' DEFICIT:
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$41,967	$93,342
Accrued interest	43,409	27,098
Accounts payable and accrued liabilities - related party	18,000	76,316
Disputed payable	293,450	-
Common stock payable	38,000	-
Deferred liabilities	60,000	50,000
Convertible note payable	76,875	53,000
Notes payable, net of discount of $0 and $29,430	594,699	520,269
TOTAL LIABILITIES	1,166,400	820,025

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS' DEFICIT:
Series A Preferred stock, $0.0001 par value, 20,000,000 shares authorized;
0 and 3,000,000 issued and outstanding as of
June 30, 2012 and 2011, respectively	-	300
Common stock, $0.0001 par value, 500,000,000 shares authorized;
320,862,680 and 278,507,916 issued and outstanding as of
June 30, 2012 and 2011, respectively	32,086	27,851
Additional paid-in capital	5,807,958	4,947,879
Deficit accumulated during exploration stage	(6,606,854)	(5,515,499)
TOTAL STOCKHOLDERS' DEFICIT	(766,810)	(539,469)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$399,590	$280,556

The accompanying notes are an integral part of these financial statements.

BONANZA GOLDFIELDS CORPORATION
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2012 AND 2011 AND
THE PERIOD FROM MARCH 6, 2008 (INCEPTION) THROUGH JUNE 30, 2012

			For the Period
			from March 6, 2008
			(inception) through
	2012	2011	June 30, 2012

REVENUE	$-	$-	$-
OPERATING EXPENSES:
General and administrative	768,056	1,411,239	2,510,179
Exploration expense	66,282	106,782	249,320
Impairment of mining claims	-	615,700	714,700
Impairment of other assets	-	32,122	32,122
Total operating expenses	834,338	2,165,843	3,506,321

OTHER EXPENSES:
Interest expense	192,517	94,832	2,886,749
Loss on settlement of litigation	59,000	-	59,000
Loss on settlement of accounts payable	5,500	27,514	33,014
Loss on debt conversion	-	121,770	121,770
Total other expense	257,017	244,116	3,100,533

NET LOSS	$(1,091,355)	$(2,409,959)	$(6,606,854)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.00)	$(0.02)

Weighted average common shares outstanding, basic and diluted	298,840,858	156,100,500

The accompanying notes are an integral part of these financial statements.

BONANZA GOLDFIELDS CORPORATION
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDER' DEFICIT
FOR THE YEAR ENDED JUNE 30, 2012
AND FOR THE PERIOD FROM MARCH 6, 2008 (INCEPTION) THROUGH JUNE 30, 2012

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCE AT MARCH 6, 2008	-	$-	-	$-	$-	$-	$-

Common stock issued for compensation	-	-	6,997,900	700	69,279	-	69,979

Common stock issued for cash	-	-	3,302,100	330	84,670	-	85,000

Options issued	-	-	-	-	2,500	-	2,500

Net loss	-	-	-	-	-	(103,723)	(103,723)

BALANCE AT JUNE 18, 2008	-	-	10,300,000	1,030	156,449	(103,723)	53,756

Forward split	-	-	61,800,000	6,180	(6,180)	-	-

Beneficial conversion feature	-	-	-	-	2,108,000	-	2,108,000

Option valuation	-	-	-	-	59,399	-	59,399

Net loss	-	-	-	-	-	(2,283,997)	(2,283,997)

BALANCE AT JUNE 18, 2009	-	-	72,100,000	7,210	2,317,668	(2,387,720)	(62,842)

Common stock issued for interest expense	-	-	11,932,260	1,193	495,567	-	496,760

Common stock issued for debt conversion	-	-	1,897,878	190	60,262	-	60,452

Common stock cancelled	-	-	(14,000,000)	(1,400)	1,400	-	-

Beneficial conversion feature	-	-	-	-	(33,172)	-	(33,172)

Net loss	-	-	-	-	-	(717,820)	(717,820)

BALANCE AT JUNE 30, 2010	-	-	71,930,138	7,193	2,841,725	(3,105,540)	(256,622)

Common stock issued for mining claim	-	-	41,700,000	4,170	454,530	-	458,700

Common stock issued for services	-	-	10,800,000	1,080	87,860	-	88,940

Common stock issued without proper authorization	-	-	86,000,000	8,600	976,500	-	985,100

Common stock issued for accounts payable conversion	-	-	4,780,000	478	41,586	-	42,064

Common stock issued for cash	-	-	34,000,000	3,400	171,600	-	175,000

Common stock issued for debt conversion	-	-	20,520,000	2,052	197,598	-	199,650

Common stock issued with note	-	-	5,000,000	500	47,887	-	48,387

Common stock issued for equipment	-	-	3,777,778	378	35,994	-	36,372

Series A Preferred stock issued for compensation	3,000,000	$300	-	-	-	-	300

Beneficial conversion feature	-	-	-	-	50,000	-	50,000

Warrants	-	-	-	-	42,599	-	42,599

Net loss	-	-	-	-	-	(2,409,959)	(2,409,959)

BALANCE AT JUNE 30, 2011	3,000,000	300	278,507,916	27,851	4,947,879	(5,515,499)	(539,469)

Common stock issued for cash	-	-	55,904,764	5,590	553,410	-	559,000

Common stock issued for account payables conversion	-	-	750,000	75	7,425	-	7,500

Stocks cancelled by David Janney, former officer	(3,000,000)	(300)	(20,000,000)	(2,000)	2,300	-	-

Common stock issued for services	-	-	2,200,000	220	19,880	-	20,100

Common stock issued for settlement of litigation	-	-	2,500,000	250	29,250	-	29,500

Common stock issued for interest expense	-	-	1,000,000	100	14,900	-	15,000

Extinguishment of debt	-	-	-	-	19,327	-	19,327

Warrants and options	-	-	-	-	138,587	-	138,587

Beneficial conversion feature	-	-	-	-	75,000	-	75,000

Net loss	-	-	-	-	-	(1,091,355)	(1,091,355)

BALANCE AT JUNE 30, 2012	-	$-	320,862,680	$32,086	$5,807,958	$(6,606,854)	$(766,810)

The accompanying notes are an integral part of these financial statements.

BONANZA GOLDFIELDS CORPORATION
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM MARCH 6, 2008 (INCEPTION) THROUGH JUNE 30, 2012

			For the Period
			from March 6, 2008
			(inception) through
	2012	2011	June 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,091,355)	$(2,409,959)	$(6,606,854)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	483	-	483
Impairment of mining claims	-	615,700	714,700
Impairment of other assets	-	32,122	32,122
Stock-based compensation	213,887	1,116,939	1,477,254
Amortization of debt discount	119,930	68,957	2,287,366
Common stock issued for interest expense	7,300	-	504,060
Loss on settlement of litigation	59,000	-	59,000
Loss on settlement of accounts payable	5,500	27,514	33,014
Loss on conversion of notes payable	-	121,770	121,770
Extinguishment of debt	-	-	19,327
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(12,500)	-	(12,500)
Accounts payable and accrued expenses	(36,891)	97,386	85,129
Accrued expenses - related party	(38,989)	76,316	18,000
Disputed payable	221,250	-	221,250
Deferred liabilities	10,000	50,000	60,000
Net cash used in operating activities	(542,385)	(203,255)	(985,879)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in mining equipment	(33,173)	(50,000)	(149,000)
Purchase of intangible asset	-	-	(36,173)
Net cash used in investing activities	(33,173)	(50,000)	(185,173)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(58,000)	-	(58,000)
Proceeds from notes payable	50,000	101,300	355,800
Proceeds from convertible note payable	76,875	-	129,875
Proceeds from the sale of common stock	569,000	175,000	829,000
Net cash provided by financing activities	637,875	276,300	1,256,675

INCREASE (DECREASE) IN CASH	62,317	23,045	85,623
CASH, BEGINNING OF PERIOD	23,306	261	-
CASH, END OF PERIOD	$85,623	$23,306	$85,623

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest paid	$47,100	$2,500	$555,974
Income taxes paid	$-	$-	$-

NONCASH INVESTING AND FINANCING TRANSACTIONS:
Extinguishment of debt	$19,327	$-	$19,327
Notes issued to acquire mining claims	$-	$357,000	$357,000
Common stocks issued to prepay interest	$7,700	$-	$7,700
Common stocks issued for note modification	$-	$48,387	$48,387
Common stocks issued to acquire mining claim	$-	$458,700	$458,700
Common stock issued for fixed assets	$7,500	$36,372	$43,872
Common stock issued for conversion of debt	$-	$126,267	$138,332
Common stock to be issued for settlement of litigation	$29,500	$-	$29,500
Common stock to be issued for note extension	$15,500	$-	$15,500

The accompanying notes are an integral part of these financial statements.

BONANZA GOLDFIELDS CORPORATION
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND GOING CONCERN

Bonanza Goldfields Corp. (the “Company”) was incorporated under the laws of the State of Nevada on March 6, 2008. The Company’s fiscal year ends on June 30. The Company is in the process of acquiring mineral properties or claims located in the State of Arizona. The recoverability of amounts from the properties or claims will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying properties and/or claims, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property and/or claim agreements and to complete the development of the properties and/or claims, and upon future profitable production or proceeds for the sale thereof.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern. However, the Company has a working deficit and has not generated revenues since inception. During the year ended June 30, 2012, the Company incurred a net loss of $1,091,355 and as of June 30, 2012 has an accumulated deficit of $6,606,854. Further, the Company has inadequate working capital to maintain or develop its operations, and is dependent upon funds from private investors and the support of certain stockholders. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. In this regard, Management is planning to raise any necessary additional funds through loans or additional sales of its common stock. There is no assurance that the Company will be successful in raising additional capital.

The Company's ability to meet its obligations and continue as a going concern is dependent upon its ability to obtain additional financing, achievement of profitable operations and/or the discovery, exploration, development and sale of mining reserves. The Company cannot reasonably be expected to earn revenue in the exploration stage of operations. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or to obtain such financing on terms satisfactory to the Company, if at all.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, actual results could differ from these estimates.

Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

Exploration Stage Enterprise

The Company's financial statements are prepared pursuant to SEC guidance and Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities, as it devotes substantially all of its efforts to acquiring and exploring mining interests that will eventually provide sufficient net profits to sustain the Company’s existence.

Mineral property rights

All direct costs related to the acquisition of mineral property rights are capitalized. Exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized. The Company reviews the carrying values of its mineral property rights whenever events or changes in circumstances indicate that their carrying values may exceed their estimated net recoverable amounts. An impairment loss is recognized when the carrying value of those assets is not recoverable and exceeds its fair value. As of June 30, 2012, management has determined that there was no impairment loss required as compared to impairment loss of $615,700 required on June 30, 2011.

At such time as commercial production may commence, depletion of each mining property will be provided on a unit-of-production basis using estimated proven and probable recoverable reserves as the depletion base. In cases where there are no proven or probable reserves, depletion will be provided on the straight-line basis over the expected economic life of the mine.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of June 30, 2011, management has determined that there was impairment loss required of $647,822. There was no impairment loss required for June 30, 2012.

Asset Retirement Obligations

The Company had no operating properties at June 30, 2012, but the Company’s mineral properties will be subject to standards for mine reclamation that are established by various governmental agencies. For these non-operating properties, the Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Costs of future expenditures for environmental remediation are not discounted to their present value. Such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations.

It is reasonably possible that due to uncertainties associated with defining the nature and extent of possible environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation and reclamation could change in the future. The Company continually reviews its accrued liabilities for such remediation and reclamation costs as evidence becomes available indicating that its remediation and reclamation liability has changed.
The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the associated long-lived assets and depreciated over the lives of the assets on a units-of-production basis. Reclamation costs are accreted over the life of the related assets and are adjusted for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate on the underlying obligation. There were asset retirement obligations as of June 30, 2012 as there are presently no underlying obligations.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculated depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation/ Amortization Period
Furniture and Fixture	5 Years
Office equipment	3 Years
Leasehold improvements	5 Years

Income Taxes

Deferred income taxes are provided based on the provisions of ASC Topic 740, Income Taxes, to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows a two-step approach to ultimately recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At June 30, 2012, the Company did not record any liabilities for uncertain tax positions.

Concentration of Credit Risk

The Company maintains its operating cash balances in banks in Phoenix, Arizona. The Federal Depository Insurance Corporation (“FDIC”) insures accounts at each institution up to $250,000.

Share-Based Compensation

The measurement of the cost of services received in exchange for an award of an equity instrument is based on the grant-date fair value of the award. Compensation cost is recognized when the event occurs. The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

Basic and Diluted Net Loss Per Common Share

Net loss per common share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted net loss per share for the Company is the same as basic net loss per share, as during period where a net loss is reported, the inclusion of common stock equivalents would be antidilutive.

At June 30, 2012 and 2011, common stock equivalents consisted of warrants to purchase 25,500,000 and 6,000,000 shares of common stock, respectively.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities, accrued interest and related party payable, approximate fair value due to their most maturities.

Reclassifications

Certain amounts have been reclassified to conform to the current period presentation for comparative purposes.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – MINING CLAIMS

The following is a detail of mining claims at June 30, 2012 and 2011:

	June 30, 2012	June 30, 2011
Midas Placer Mining Claim (fully impaired)	$565,700	$565,700
Tarantula Mining Claim	250,000	250,000
Osiris Gold Joint Venture (fully impaired)	50,000	50,000
Total mining and equipment activity	865,700	865,700
Accumulated impairment of mining claims	(615,700)	(615,700)
Total Mining Claims	$250,000	$250,000

The Company has impaired all claims except for the Tarantula (Hull Lode) mining claim.

During the year ended June 30, 2012, the Company learned that the title of Midas Placer Claim which the Company purchased from Global Minerals, Inc., was never transferred to the Company. The Company did not record any adjustment during the year ended June 30, 2012 as the Midas Placer Mining Claim was fully impaired during fiscal year 2011.

NOTE 4 – NOTES PAYABLE

The Company had the following notes payable outstanding as of June 30, 2012 and June 30, 2011:

	June 30, 2012	June 30, 2011

Gold Exploration LLC (a)	$52,699	$52,699
Dated - June 1, 2008
Venture Capital International (b)	12,000	12,000
Dated – March 30, 2009
Venture Capital International (c)	17,000	17,000
Dated - May 7, 2009
Advantage Systems Enterprises Limited (d)	17,000	17,000
Dated – July 3, 2009
Advantage Systems Enterprises Limited (e)	10,000	10,000
Dated – August 7, 2009
Venture Capital International (f)	10,000	10,000
Dated – October 15, 2009
Venture Capital International (g)	7,000	7,000
Dated – October 27,2009
Advantage Systems Enterprises Limited (h)	25,000	25,000
Dated – November 9, 2009
Venture Capital International (i)	5,000	5,000
Dated – November 23, 2009
Strategic Relations Consulting, Inc. (j)	15,000	15,000
Dated – March 31, 2010
Summit Technology Corporation, Inc. (k)	2,000	7,000
Dated November 22, 2010
Gold Exploration LLC (l)	97,000	97,000
Dated – July 29, 2010
Freedom Boat, LLC (m)	250,000	250,000
Dated February 7, 2011
Asher Enterprises, Inc. – Convertible Note (n)	-	53,000
Dated April 6, 2011
Dr. Linh Nguyen (o)	25,000	25,000
Dated May 23, 2011
Charles Chapman (p)	50,000	-
Dated December 27, 2011
Leroy Steury (q)	76,875	-
Dated March 12, 2012
Total Notes payable	$671,574	$602,699
Less: current portion of long-term debt	(671,574)	(573,269)
Less: discount applicable to Freedom Boat, LLC Note	-	(29,430)
Long-term debt	$-	$-

(a) The Company entered into a purchase agreement to purchase mining claims with Gold Exploration LLC in the amount of $99,000 on June 1, 2008. The Company paid $15,000 in cash and issued a note for $84,000 with an interest rate of 12% for the remaining balance. Pursuant to the purchase agreement, $7,000 should be paid each 90 days until the full principal balance plus accrued interest is paid off. As of June 30, 2012 and 2011 the Company principal and interest payable to Gold Exploration LLC for this note is $65,346 and $59,022, respectively. This note is presently in default.

(b) On March 30, 2009, the Company issued a $12,000 demand promissory note to Venture Capital International, Inc. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, the Company principal and interest payable to Venture Capital International, Inc. related to this note is $13,932 and $13,332, respectively.

(c) On May 7, 2009, the Company issued a $17,000 demand promissory note to Venture Capital International, Inc. The note is due on demand and has an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Venture Capital International, Inc. related to this note is $19,648 and $18,798, respectively.

(d) On July 3, 2009, the Company issued a $17,000 demand promissory note to Advantage Systems Enterprise Limited. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Advantage Systems Enterprise Limited related to this note is $19,550 and $18,700, respectively.

(e) On August 7, 2009, the Company issued a $10,000 demand promissory note to Advantage Systems Enterprises Limited. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Advantage Systems Enterprise Limited, Inc. related to this note is $11,448 and $10,948, respectively.

(f) On October 15, 2009, the Company issued a $10,000 demand promissory note to Venture Capital International. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Venture Capital International related to this note is $11,353 and $10,853, respectively.

(g) On October 27, 2009, the Company issued a $7,000 demand promissory note to Venture Capital. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Venture Capital International related to this note is $7,936 and $7,586, respectively.

(h) On November 9, 2009, the Company issued a $25,000 demand promissory note to Advantage Systems Enterprise Limited. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Advantage Systems Enterprise Limited related to this note is $28,322 and $27,072, respectively.

(i) On November 23, 2009, the Company issued a $5,000 demand promissory note to Venture Capital International. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Venture Capital International related to this note is $5,650 and $5,400, respectively.

(j) On March 31, 2010, the Company issued a $15,000 demand promissory note to Strategic Relations Consulting, Inc. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011 principal and interest payable to Strategic Relations Consulting, Inc. related to this note is $16,689 and $15,939, respectively.

(k) On November 22, 2010, the Company issued a $7,000 demand promissory note to Summit Technologies Corporation, Inc. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Strategic Relations Consulting, Inc. related to this note is $2,311 and $7,211, respectively.

All of the above demand promissory notes issued by the Company were unsecured.

(l) On July 29, 2010, the Company issued 8,300,000 common shares to Gold Exploration LLC, valued at $83,000 (or $0.01 per share) based upon the closing price of the Company’s stock on the date the agreement was executed, to partially repay $10,000 of principal on the promissory note held by Gold Exploration LLC initially issued to Global Mineral Resources Corporation. This payment of common stock reduced the outstanding balance of the note held by Gold Exploration LLC to $97,000. The Company recognized a loss on debt conversion of $73,000. During fiscal year 2012, the note holder called the balance of the note and demanded payment although the agreement states the note is not due until 2015. The note holder indicated that the note was in default because the Company failed to maintain the Midas Placer Mining Claim, collateral which secured the note. Pursuant to the note agreement, the note should accrue interest at 12% when due or declared due. The note is classified as a current liability on the balance sheets. As of June 30, 2012 and 2011, principal and interest payable to Gold Exploration LLC related to this note is $108,640 and $97,000, respectively.

(m) On February 7, 2011, the Company issued a $250,000 promissory note with an interest rate of 12% per annum to Freedom Boat LLC (“Freedom Boat”). Payment of $2,500 is due monthly from July 5, 2011 through December 5, 2011 with a final payment of interest and principal of $260,000 due on February 7, 2012. Freedom Boat also has a right to royalties under certain conditions. The note is secured by the Hull Lode claim, the West Acre Hull tract, property held by David Janney, former officer, and 10,000,000 of the Company’s common shares currently held in escrow. Proceeds from the note were used to purchase the Tarantula Mining Claim from Judgetown, LLC. As of June 30, 2012 and 2011, the remaining principal owed was $250,000. As of June 30, 2012, the Company has prepaid interest to Freedom Boat LLC of $7,500. This note is presently in default but the Company is negotiating with the holder for an extension of this note.

(n) The Company entered into a convertible promissory note with Asher Enterprises, Inc. on April 6, 2011 in the amount of $53,000. The note was due and payable on January 9, 2012 with an interest rate of 8%. The note is convertible into 53,127,506 common shares by the holder. In September 2011, the Company paid $63,125 to satisfy all of the outstanding principal and accrued interest. $10,125 was recorded as interest expense.

(o) The Company entered into a demand promissory note with Linh B. Ngnyen on May 23, 2011 in the amount of $25,000. The note is due on demand with an interest rate of 5%. As of June 30, 2012 and 2011, principal and interest payable to Linh B. Ngnyen related to this note is $26,377 and $25,127, respectively.

(p) On December 27, 2011, the Company issued a $50,000 promissory note to Mr. Charles Chapman. The note was due on February 15, 2012 with an interest rate of 12%. Pursuant to the note agreement, Mr. Chapman has the right to receive 500,000 shares of the Company’s common stock in lieu of interest payments. On December 28, 2011, the Company issued 500,000 shares valued at $4,000 in lieu of the interest. On March 19, 2012, the note agreement was amended to extend the due date to May 15, 2012. Pursuant to the amendment, the Company agreed to issue an additional 500,000 common shares valued at $15,500 which was recorded as debt discount and fully amortized during fiscal year 2012. As of June 30, 2012, the 500,000 common shares related to the March 19, 2012 amendment have not been issued and is recorded as stock payable of $15,500. On May 16, 2012, the Company entered into a second amendment to extend the loan to November 15, 2012. Pursuant to the second amendment, the Company will issue 100,000 shares of its common stock per month for a period of six months in lieu of interest. As of June 30, 2012, the Company has issued 500,000 common shares valued at $11,000, within which, $7,700 is recorded as prepaid interest.

(q) On March 12, 2012, the Company issued a $75,000 convertible note to Mr. Leroy Steury. The note was due on June 12, 2012 with an interest rate of 10%. Mr. Leroy Steury has the right to receive 7.5 million shares of common stock in lieu of unpaid principal and interest before June 17, 2012. The Company recorded a beneficial conversion feature of $75,000 which was fully amortized during fiscal year 2012. On June 13, 2012, the Company amended the agreement to include the accrued interest of $1,875 on the $75,000 in the principal and extended the note to September 13, 2012. On September 17, 2012, the Company entered into the second amendment to extend the note to December 17, 2012.

NOTE 5 - EQUITY

Common Stock

On March 31, 2011, the Company increased the authorized common shares to 500,000,000.

Preferred Stock

On June 14, 2011, the Company authorized 20,000,000 shares of Series A Preferred Stock at $0.0001 par value. The Preferred Stock contains certain rights, preferences, privileges, restrictions and other characteristics. Specifically, the Preferred Stock has 100 votes per share, whereas, each share of Common Stock has 1 vote. Preferred Stock holders may vote with holders of the Company’s Common Stock on all matters which common stockholders may vote. On June 14, 2011, the Company issued 3,000,000 preferred shares valued at $300 to its former CEO/CFO. In August 2011, the former CEO/CFO returned those shares as a result of his resignation from the Company. The preferred shares were then cancelled.

Year ended June 30, 2012

In the year ended June 30, 2012, the Company issued 55,904,764 common shares for $559,000 in cash. Within the 55,904,764 shares issued, 7,000,000 shares were issued to an investor with a right to sell the shares back to the Company at an interest rate of 12% after April 11, 2012. On April 12, 2012, the holder waived the right to sell the 7,000,000 shares back. As consideration, the Company issued the investor warrants to purchase 2,500,000 shares of the Company’s common stock at $0.02 per share. The warrants expire on October 11, 2013 and have a fair value of $66,330 on the grant date. Proceeds of $56,000 from this issuance originally recorded as refundable subscriptions have been reclassified to additional paid-in capital.

In June 2012, the Company received $10,000 for a common stock subscription. Those shares have not been issued and the cash received is recorded under common stock payable as of June 30, 2012.

On September 23, 2011, the Company issued 750,000 shares of common stock valued at $7,500 to settle a payable to purchase equipment valued at $2,000. The Company recorded a $5,500 loss on settlement of accounts payable related to this transaction.

During September 2011, as a result of the resignation of David Janney, former Chief Executive Officer and Chief Financial Officer of the Company, Mr. Janney surrendered 20,000,000 common shares and 3,000,000 preferred shares of the Company. These shares were then cancelled and the Company recorded an adjustment to additional paid-in capital of $2,300. Additional paid-in capital was also increased by $19,327 to write off the accrued compensation payable to Mr. Janney initially recorded in prior periods.

During year ended June 30, 2012, the Company issued 2,200,000 shares of common stock to its director, officer and consultants for services valued at $20,100.

During year ended June 30, 2012, the Company issued 1,000,000 shares of common stock for interest payments on a note held by Mr. Charles Chapman. The shares were valued at $15,000.

On February 26, 2012, the Company issued 2,500,000 shares to David Janney, former officer, pursuant to a settlement agreement. See Note 10.

On March 19, 2012, the Company agreed to issue 500,000 shares to a note holder pursuant to an amendment to a note agreement. See Note 4 (p). The shares were valued at $15,500 based on the grant date market price of the stock. Those shares have not been issued and are recorded under common stock payable as of June 30, 2012.

On October 25, 2011 and November 4, 2011, the Company granted its interim CFO, Mr. Peng Foo and an investor relations consultant, Mr. Jack Chow, 1,000,000 and 3,000,000 shares, respectively. Those shares, valued at $42,700, have not been issued and are recorded as disputed payable as of June 30, 2012.

On May 8, 2012, the Company entered into an employment agreement with Mr. Michael Stallings where the Company agreed to issue 500,000 shares of common stock. The 500,000 shares of common stock were valued at $12,500 based on the market price of grant date and were recorded as stock payable as of June 30, 2012.

Year ended June 30, 2011

On July 29, 2010, the Company issued 8,300,000 common shares valued at $83,000 (or $0.01 per share) based upon the closing price of the Company’s stock on the date the agreement was executed to Gold Exploration LLC towards a $10,000 payment on the promissory note for the Global Mineral Resources Corporation mining claim acquisition note held by Gold Exploration LLC. This payment of common stock reduced the outstanding balance with Gold Exploration LLC to $97,000 effective September 16, 2010, and the Company recognized a loss on debt conversion of $73,000.

On August 7, 2010, the Company purchased a 160 acre placer mining claim from Global Mineral Resources Corporation. As partial consideration for the transaction, the Company transferred 41,700,000 restricted common shares valued at $458,700 or $0.011 per share based upon the closing price of the Company’s stock on the date the transaction was executed.

On November 22, 2010, the Company granted 7,220,000 common shares valued at $54,150 (or $0.0075 per share) based on the market price of the Company’s common stock on the date of grant to Summit Technology Corporation, Inc. in satisfaction of outstanding debt. The conversion of debt reduced the corresponding notes payable and accrued interest payable by $28,880, and the Company recognized a loss on debt conversion of $25,270.

On February 7, 2011, the Company granted 5,000,000 common shares valued at $48,387 to Freedom Boat as compensation for modification of their note payable with the company. This note was discount by $48,387 based on the fair value of common stock issued as part of the note. As of June 30, 2011, $18,957 of this discount had been amortized over the remaining life of the note.

On February 17, 2011, the Company granted 5,000,000 common shares valued at $62,500 (or $0.0125 per share) based on the market price of the Company’s common stock on the date of grant to Pop Holdings, Inc. in satisfaction of outstanding debt. The conversion of debt reduced the note payable and accrued interest payable by $39,000 and the Company recognized a loss on debt conversion of $23,500.

On May 9, 2011, the Company granted 4,780,000 common shares valued at $42,064 (or $0.0088 per share) based on the market price of the Company’s common stock on the date of grant to Michael Cao in satisfaction of outstanding accounts payable. The share issuance satisfied $14,550 in accounts payables, and the Company recognized a loss on settlement of accounts payable of $27,514.

In the year ended June 30, 2011, the Company issued 34,000,000 common shares at a fair value quoted market price on the date of grant for $175,000 in cash.

In the year ended June 30, 2011, the Company issued 3,777,778 common shares at a fair value quoted market price on the date of grant for $36,372 in the purchase of fixed assets.

In the year ended June 30, 2011, the Company issued 10,800,000 common shares for services at a fair value quoted market price on the date of grant for $88,940 and expensed that as stock issued for services.
In addition to the shares issued for services as noted above, the Company recorded non-cash stock compensation totaling $985,100 for 86,000,000 shares originally thought to have been issued related to conversion of debt.

In October 2011, management learned that the prior CEO/CFO failed to have entity level controls, lacked segregation of duties, among many other internal control deficiencies. The Company believes that the prior CEO/CFO concealed these matters from the professional advisors until those advisors requested David Janney for additional documentation in which Mr. Janney acknowledged the following to the new Management and independent legal counsel:

a)
December 9, 2010: Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

b)
January 24, 2011; Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

c)
February 16, 2011: Stock Loan Solutions received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

d)
February 22, 2011: Nicolas Sprung of Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

e)
April 18, 2011: Euroline Clearing Corporation received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

f)
April 18, 2011: Enavest International S.A., received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

g)
April 18, 2011: Vanilla Sky, S.A. received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

h)
June 28, 2011: Scott Geisler received 17,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

NOTE 6 – STOCK-BASED COMPENSATION

Effective June 18, 2008, the Board of Directors of the Company approved the 2008 Stock Option and Restricted Stock Plan (the "2008 Plan"). The Plan reserves 1,000,000 shares of common stock for grants of incentive stock options, nonqualified stock options, warrants and restricted stock awards to employees, non-employee directors and consultants performing services for the Company. Options and warrants granted under the Plan have an exercise price equal to or greater than the fair market value of the underlying common stock at the date of grant and become exercisable based on a vesting schedule determined at the date of grant. The options expire 2 years from the date of grant whereas warrants generally expire 5 years from the date of grant. Restricted stock awards granted under the Plan are subject to a vesting period determined at the date of grant.

On June 6, 2011, the Board of Directors of the Company amended the 2008 Plan to increase the reserved grant shares from 1,000,000 common shares to 25,000,000 common shares. On August 17, 2012, the Board of Directors of the Company amended the 2008 Plan to increase the authorized shares to be granted from 25,000,000 to 35,000,000.

The cost of all employee stock options, as well as other equity-based compensation arrangements, is reflected in the financial statements over the vesting period based on the estimated fair value of the awards.

A summary of warrant activity for the year ended June 30, 2012 and 2011 is presented below:

		Outstanding Options
	Shares Available for Grant	Number of Shares Granted	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
June 30, 2010	1,000,000	-	-		$-
Grants		6,000,000	$0.01
Forfeitures		-	-
June 30, 2011	19,000,000	6,000,000	$0.01	3.99	-
Grants		19,500,000	$0.02
Forfeitures		-	-
June 30, 2012	9,500,000	25,500,000	$0.02	3.72	120,000

The Company values all warrants using the Black-Scholes option-pricing model. Critical assumptions for the Black-Scholes option-pricing model include the market value of the stock price at the time of issuance, the risk-free interest rate corresponding to the term of the warrant, the volatility of the Company’s stock price, dividend yield on the common stock, as well as the exercise price and term of the warrant. The warrants are not subject to any form of vesting schedule and, therefore, are exercisable by the holders anytime at their discretion during the life of the warrant. No discounts were applied to the valuation determined by the Black-Scholes option-pricing model.

On November 4, 2011, the Company granted Mr. Jack Chow, consultant, 3,000,000 warrants to purchase common stock of the Company at a price of $0.01 per share. The warrants are fully vested, have a four-year expected life, and were valued at $29,814.

On August 23, 2011 and June 24, 2011, the Company granted Mr. Michael Cao, consultant, 6,000,000 and 6,000,000 warrants, respectively, to purchase common stock of the Company at a price of $0.01 per share. The warrants are fully vested, have a five-year expected life, and were valued at $42,600 and $42,599, respectively.

On May 8, 2012, the Company granted Mr. Peter Cao, a member of the Company’s Board of Directors, 8,000,000 options to purchase common stock of the Company at a price of $0.025 per share. The warrants are fully vested, have a five-year expected life, and were valued at $198,519.

The following inputs and assumptions were used in the option-pricing model:

	Fiscal Year 2012	Fiscal Year 2011
Stock price on grant date	$0.0071~$0.03	$0.0071
Expected dividend yield	None	None
Volatility	238.96%~273.09%	270.33%
Weighted average risk free interest rate	0.77%~0.95%	1.40%
Weighted average expected life (in years)	4.00~5.00	4.00

NOTE 7 - INCOME TAXES

Deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At June 30, 2012, the Company’s had net operating losses of approximately $4,141,107 which expire, if unused, in various years through 2029. Utilization of the net operation loss carry-forwards could be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code.

The Company fully reserved its deferred tax assets because, in the opinion of management, it is more likely than not that the benefits will not be realized based upon the earning history of the Company. The valuation allowance increased $350,580 for the year ended June 30, 2012.

The provision (benefit) for income taxes from continued operations for the year ended June 30, 2012 and 2011 consist of the following:

	June 30, 2012	June 30, 2011
Current:
Federal	$-	$-
State	-	-
	-	-
Deferred:
Federal	(271,581)	(132,101)
State	(78,999)	(38,426)
	(350,580)	(170,527)
Valuation allowance	350,580	170,527
Provision (benefit) for income taxes, net	$-	$-

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	June 30, 2012	June 30, 2011

Statutory federal income tax rate	34.0%	34.0%
State income taxes and other	9.0%	9.0%
Valuation allowance	(43.0%)	(43.0%)
Effective tax rate	-	-

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:
	June 30, 2012	June 30, 2011

Net operating loss carryforward	1,653,958	1,303,378
Valuation allowance	(1,653,958)	(1,303,378)
Deferred income tax asset	$-	-

NOTE 8 – RELATED PARTY TRANSACTIONS

As of June 30, 2012 and 2011, the Company has payables to related parties of $18,000 and $76,316, respectively, for services provided.

During the year ended June 30, 2012, the Company incurred fees totaling $37,725 to Auric Resources International, Inc., a company controlled by a former director. The director resigned on July 20, 2012.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

On May 8, 2012, the Company entered into an employment contract with Mr. Peter Cao, Chief Operating Officer. Pursuant to the agreement, the Company will pay monthly compensation of $1,000. Mr. Cao is also entitled to 2,000,000 common shares for the increase in the Company’s market value for every $15 million up to $100 million. Additionally, Mr. Cao was granted options to purchase a total of 8,000,000 common shares. Options for 4 million common shares are exercisable at $0.025 per share and vested immediately. After six months of Mr. Cao’s employment with the Company, additional options to purchase 4,000,000 shares at $0.025 per share will vest. The 8,000,000 options were valued at $198,519, which is being expensed over the vesting periods.

On May 10, 2012, the Company entered into a two-year employment contract with Mr. Scott Geisler, Chief Executive Officer. The agreement allows the immediate accrual of unpaid salary from August 29, 2011 at $100,000 per year. The Company also issued stock options to purchase a total of 17,000,000 common shares. Options for 8,500,000 common shares at an exercise price of $0.01 per share vested immediately. Additional options to purchase 8,500,000 common shares at an exercise price of $0.01 per share will vest in August 2012. The 17,000,000 options are valued at $507,862. These options have a term of 5 years and could be exercised on a cashless basis. On June 2, 2012, the Company entered into a mutual release agreement with Mr. Geisler. That mutual release agreement superseded the employment agreement dated May 10, 2012. Pursuant to the mutual release agreement, Mr. Geisler would receive $75,000 in the next 25 months commencing July 15, 2012, and 7,500,000 shares of the Company’s common stock. On June 1, 2012, Mr. Geisler resigned as Chief Executive Officer of the Company. The Company disputes both agreements as all information was not fully disclosed to the Board of Directors and was negotiated in bad faith. As of June 30, 2012, a disputed payable of $221,250 is recorded related to this mutual release agreement.

On June 19, 2012, the Board of Directors appointed Mr. Michael Stojsavljevich as the new Chief Executive Officer, secretary and a member of the Board of Directors. Mr. Stojsavljevich will receive $5,500 for the first two months and $11,000 per month from the third month of his employment. Mr. Stojsavljevich is entitled to 2,500,000 shares of common stock quarterly from July 1, 2012 and every quarter thereafter to a total of 10,000,000 shares.

The Company entered into a purchase agreement to purchase mining claims from Gold Exploration LLC in the amount of $99,000 on June 1, 2008. The agreement requires the Company to make royalty payments equal to 2% of the Net Smelter Returns (“NSR”) per year. The Company had no Net Smelter Returns for the year ended June 30, 2012 and no royalties were paid. The agreement does not have any commitment dates of when production is to begin.

On June 17, 2011, the Company signed a joint venture agreement with Osiris Gold, Inc., a Colorado Corporation, and Sial Exploration, Inc., a Colorado Corporation (collectively, the “Partners”). The Partners are actively involved with the exploration, development, and mining of mineral deposits in the regional southwest. The agreement involves a 1,351 acre mining claim in the historic Red Mountain Mining District of Colorado’s San Juan Mountains. The Company and its Partners agreed to form Red Mountain LLC to operate and manage the joint venture through a joint venture company. The Company will receive an initial 10% ownership interest in the joint venture company with the potential to increase that share to a maximum of 49%. Pursuant to the agreement, the Company shall make a payment of $50,000 upon the execution of the agreement, a payment of $800,000 on July 1, 2011, and another payment of $700,000 on August 1, 2011. $50,000 was paid in June 2011 and fully impaired during the fiscal year ended June 30, 2011. No additional payments that were scheduled have been paid. The Company has settled this agreement and paid the outstanding legal fees of $3,170 during the fiscal year ended June 30, 2012.

On February 7, 2011 the Company entered into a $250,000 promissory note agreement with Freedom Boat which bears interest rate at 12%. The agreement includes a royalty payment which includes 5% in royalty of its gross profits from gold extraction form the Tarantula Placer Mine and 5% royalty payment from Hull Placer Mine.

During the year ended June 30, 2011, prior management converted 80% of two notes from Venture Capital International for $12,000 dated March 30, 2009 and $17,000 dated May 7, 2009. 86,000,000 shares of common stock were issued to convert $23,200 in debt and $2,323 in accrued interest. The fair value of those shares was $985,100. The difference of $959,577 was expensed as compensation. The prior CEO/CFO requested that Venture Capital International assign those notes to Gustavo Cifuentes Palma. The Company was provided a signed debt purchase agreement purportedly executed by both Venture Capital International and Gustavo Cifuentes Palma dated November 2010. Gustavo Cifuentues Palma then assigned 10% of these notes each to Tucker Financial Services, Inc., Vanilly Sky, S.A., Stock Loan Solutions, Euroline Clearing Corporation, Enavest Internacional S.A., and Nicolas Sprung. In October 2011, the Company learned that the signatures on the original debt purchase agreement from Venture Capital International by Gustavo Cifuentes Palma were forgeries. The agreement was never executed by Venture Capital International and Venture Capital International was never paid for the debt purchase. Since the assignments have been deemed forgeries, the Company has recorded the stock issued as compensation and recorded compensation expense of $985,100. The Company is uncertain of the affiliation between the prior CEO/CFO and Gustavo Cifuentes Palma and if he had any knowledge of the forgeries.

On October 25, 2011, David Janney resigned from all positions he held at the Company, including but not limited to, Chief Executive Officer, Chief Financial Officer, Chairman and member of the Board of Directors, and Secretary. Scott Geisler was appointed Chief Executive Officer, President and Secretary of the Company. Pen-Mun Foo was appointed Chief Financial Officer of the Company.

In October 2011, new management learned that the prior CEO/CFO failed to have entity level controls, lacked segregation of duties, among many other internal control deficiencies. The Company believes that the prior CEO/CFO concealed these matters from the professional advisors until those advisors requested David Janney for additional documentation in which Mr. Janney acknowledged the following to new management and independent legal counsel:

1.
The Company was informed that the prior CEO/CFO, created a series of promissory notes, such form of notes being provided by a lawyer named John Thomas, Esq. These promissory notes and documentation provided a signed assignment of two promissory notes with Venture Capital, Inc. a group from Switzerland. Over time, including discussions with the prior CEO/CFO, new management was able to directly contact a representative of Venture Capital who claims that its signatures on the notes and the later conversions to equity were forged. The alleged improper assignment orchestrated the issuance of converted allegedly improperly transferred debt for the following numbers of shares:

a)
December 9, 2010: Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

b)
January 24, 2011; Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

c)
February 16, 2011: Stock Loan Solutions received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

d)
February 22, 2011: Nicolas Sprung of Tucker Financial Services, Inc. received 12,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

e)
April 18, 2011: Euroline Clearing Corporation received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

f)
April 18, 2011: Enavest International S.A., received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

g)
April 18, 2011: Vanilla Sky, S.A. received 7,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although new management believes that such exemption was not available) for the conversion of $2,900 of debt.

h)
June 28, 2011: Scott Geisler received 17,000,000 common shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 (although Mr. Geisler had no knowledge of the documentation provided by John Thomas was false) for the conversion of $2,900 of debt. On February 23, 2012, the Company cancelled the common shares and reissued based upon the original pricing of the shares.

All legal opinions related to these conversions, documentations, and issuances of shares alleged to be exempt from registration under Rule 144 of the Securities Act of 1933 were prepared by John Thomas, Esq.

2.
The prior CEO/CFO personally sent $39,000 to a cable company in the Dominican Republic in which current management has been informed that David Janney owns/controls this company. The Company settled this issue with David Janney in the settlement agreement discussed in Note 10.

3.
John Thomas signed various documents as a Board member of the Company, a position which he has never lawfully held, including the transaction with Asher Enterprises, Inc., pursuant to which Asher received 53,000,000 shares of Bonanza common stock which represented about thirty-two (32%) percent of the issued and outstanding shares of the Company in exchange for a $53,000 promissory note. Current management has negotiated the cash payment of this note and has cancelled the 53,000,000 common shares held in escrow.

In September 2011, David Janney created Board of Directors minutes dated June 15, 2011 for shares issued to employees of the company and included 1,000,000 shares issued to Frank Baumgartner. Mr. Baumgartner was never issued the common shares as new management could not find any documents to support such issuance and the Company does not intend to issue these 1,000,000 common shares to Frank Baumgartner.

On February 7, 2011, David Janney entered an agreement with Amazon Holding LLC to pay a finder’s fee for raising $250,000 in the acquisition of mining property. On January 19, 2012, Amazon Holding LLC demanded the Company to make the payment. The dispute is still pending but the Company believes that it is not possible that Amazon Holding LLC will prevail if a suit is filed against the Company according to this agreement.

NOTE 10– LOSS ON SETTLEMENT OF LITIGATION

On February 26, 2012, the Company entered into a settlement agreement with David Janney (our former CEO/CFO) for his actions related to wrongfully issued common stock of the Company, among many other things. The settlement agreement includes the following terms:

a.
The Company agreed to issue 5 million shares of restricted Bonanza Goldfields common stock to Mr. Janney as a form of compensation. The shares will be paid in two tranches. The first 2,500,000 shares should be issued upon the execution of the settlement and is issued on March 19, 2012. The second 2,500,000 shares were to be issued six months from the execution date of the settlement but have not been issued.

b.
The funds held in escrow by Christine Wright at the Wright Law Firm, P.A. on behalf of Freedom Boat, LLC for a loan under Mr. Janney’s name will be considered payment in full for Mr. Janney's return of 20,000,000 shares to the treasury on August 29, 2011.

c.	Mr. Janney agreed not to sell any more than 1,000,000 shares of his personal holdings of Bonanza Goldfields common stock in the open market in any thirty-day period.
d.
Mr. Janney agreed to return to the Company all of the Company’s property in his possession or in the possession of his family or agents including without limitation Bonanza's files and all documentation (and all copies thereof) dealing with the finances, operations and activities of the Company, its clients, employees or suppliers.

The Company recorded loss of $59,000 on this settlement during the year ended June 30, 2012.

During the year ended June 30, 2012, the Company learned that the title of Midas Placer Claim which the Company purchased from Global Minerals, Inc., a company controlled by Mr. David Janney, was never transferred to the Company. As such, the Company is currently in dispute with Mr. Janney.

NOTE 11 – SUBSEQUENT EVENTS

On July 27, 2012, the Company issued 7,500,000 common shares to Scott Geisler in accordance with his mutual release agreement with the Company. The shares were valued at $146,250. The shares issued are currently held in escrow and are not considered outstanding.

On July 31, 2012, the Company appointed Baoky Vu as a member of the Board of Directors and granted 1,000,000 shares of the Company’s common stock to Mr. Vu as a bonus, valued at $20,000.

On September 13, 2012, the Company entered into an agreement with Choice Capital Group, Inc. for Choice Capital Group to act as a transaction facilitator to acquire certain proprietary extraction technology. According the agreement, the Company shall escrow 20,000,000 common shares during the testing period of this technology.

On September 18, 2012, the Company entered into a mining claims lease agreement with Judgetown LLC (“Judgetown”) to lease 130.76 acres land located in Yavapai, Arizona for 2 years. Under the lease agreement, the Company has the option to purchase the mining claims for $1,500,000, with all lease payments over the 2-year lease subtracted from the $1,500,000. As initial consideration for the lease, the Company shall pay to Judgetown $100,000 within ninety days after October 15, 2012. After the first lease payments, the Company needs to pay Judgetown $30,000 every 3 months for the rest of the lease term.

INTERIM FINANCIAL STATEMENTS

BONANZA GOLDFIELDS CORPORATION
(An Exploration Stage Company)
BALANCE SHEETS
(Unaudited)

	September 30,	June 30,
	2012	2012
ASSETS:
CURRENT ASSETS
Cash	$143,558	$85,623
Prepaid expenses	-	20,200
Total current assets	143,558	105,823

Property and equipment, net	41,554	43,767

Mining claims	250,000	250,000
TOTAL ASSETS	$435,112	$399,590

LIABILITIES AND STOCKHOLDERS' DEFICIT:
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$73,828	$41,967
Accrued interest	50,276	43,409
Accounts payable and accrued liabilities - related party	-	18,000
Disputed payable	293,450	293,450
Common stock payable	298,000	38,000
Deferred liabilities	60,000	60,000
Convertible note payable	76,875	76,875
Notes payable	594,699	594,699
TOTAL LIABILITIES	1,447,128	1,166,400

CONTINGENCIES AND COMMITMENTS	-	-

STOCKHOLDERS' DEFICIT:
Series A Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 500,000,000 shares authorized; 331,656,125 and 320,862,680 issued and outstanding, respectively.	33,165	32,086
Additional paid-in capital	6,083,640	5,807,958
Subscription receivable	(37,500)	-
Deficit accumulated during exploration stage	(7,091,321)	(6,606,854)
TOTAL STOCKHOLDERS' DEFICIT	(1,012,016)	(766,810)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$435,112	$399,590

The accompanying notes are an integral part of these financial statements.

BONANZA GOLDFIELDS CORPORATION
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

			For the Period
	For the Three Months Ended		from March 6, 2008
	September 30,		(inception) through
	2012	2011	September 30, 2012

REVENUE	$-	$-	$-

OPERATING EXPENSES:
General and administrative	439,841	65,182	2,950,020
Exploration expense	20,684	27,701	270,004
Impairment of mining claims	-	-	714,700
Impairment of other assets	-	-	32,122
Total operating expenses	460,525	92,883	3,966,846

OTHER EXPENSES:
Interest expense	23,942	32,484	2,910,691
Loss on settlement of litigation	-	-	59,000
Loss on conversion of accounts payable	-	-	33,014
Loss on debt conversion	-	-	121,770
Total other expenses	23,942	32,484	3,124,475

NET LOSS	$(484,467)	$(125,367)	$(7,091,321)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.00)	$(0.00)
Weighted average common shares outstanding, basic and diluted	320,980,000	281,827,808

The accompanying notes are an integral part of these financial statements.

BONANZA GOLDFIELDS CORPORATION
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended September 30,		For the Period from March 6, 2008 (inception) through
	2012	2011	September 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(484,467)	$(125,367)	$(7,091,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,213	121	2,696
Stock-based compensation	359,261	42,600	1,836,515
Impairment of mining claims	-	-	714,700
Impairment of other assets	-	-	32,122
Amortization of debt discount	-	12,196	2,287,366
Common stock issued for interest expense	-	-	504,060
Loss on settlement of litigation	-	-	59,000
Loss on settlement of accounts payable	-	-	33,014
Loss on conversion of notes payable	-	-	121,770
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	20,200	-	7,700
Accounts payable and accrued liabilities	20,728	(53,224)	52,984
Accounts payable and accrued liabilities - related party	-	(37,288)	18,000
Disputed payable	-	-	293,450
Deferred liabilities	-	-	60,000
Net cash used in operating activities	(82,065)	(160,962)	(1,067,944)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in mining property	-	-	(149,000)
Purchase of intangible asset	-	-	(36,173)
Net cash used in investing activities	-	-	(185,173)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	-	355,800
Repayments of notes payable	-	(53,000)	(58,000)
Proceeds from convertible notes payable	-	-	129,875
Proceeds from the sale of common stock	140,000	193,000	969,000
Net cash provided by financing activities	140,000	140,000	1,396,675

INCREASE (DECREASE) IN CASH	57,935	(20,962)	143,558
CASH, BEGINNING OF PERIOD	85,623	23,306	-
CASH, END OF PERIOD	$143,558	$2,344	$143,558

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$1,875	$22,725	$557,849
Income taxes paid	$-	$-	$-

NONCASH INVESTING AND FINANCING TRANSACTIONS:
Extinguishment of debt	$-	$-	$19,327
Notes issued to acquire mining claims	$-	$-	$357,000
Common stock issued to prepay interest	$-	$-	$7,700
Common stock issued for note modification	$-	$-	$48,387
Common stock issued to acquire mining claims	$-	$-	$458,700
Common stock issued for fixed assets	$-	$3,023	$43,872
Common stock issued for conversion of debt	$-	$19,328	$138,332
Common stock to be issued for settlement of litigation	$-	$-	$29,500
Common stock to be issued for note extension	$-	$-	$15,500

The accompanying notes are an integral part of these financial statements.

BONANZA GOLDFIELDS CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

Bonanza Goldfields Corp. (the “Company”) was incorporated under the laws of the State of Nevada on March 6, 2008 (Inception). The Company’s fiscal year ends on June 30.  The Company is in the process of acquiring mineral properties or claims located in the State of Arizona. The recoverability of amounts from the properties or claims will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying properties and/or claims, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property and/or claim agreements and to complete the development of the properties and/or claims, and upon future profitable production or proceeds for the sale thereof.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern. However, the Company has a working deficit and has not generated revenues since inception. During the three months ended September 30, 2012, the Company incurred a net loss of $484,467 and as of September 30, 2012, has an accumulated deficit of $7,091,321.  Further, the Company has inadequate working capital to maintain or develop its operations, and is dependent upon funds from private investors and the support of certain stockholders.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  In this regard, Management is planning to raise any necessary additional funds through loans and additional sales of its common stock. There is no assurance that the Company will be successful in raising additional capital.

The Company's ability to meet its obligations and continue as a going concern is dependent upon its ability to obtain additional financing, achievement of profitable operations and/or the discovery, exploration, development and sale of mining reserves. The Company cannot reasonably be expected to earn revenue in the exploration stage of operations. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or to obtain such financing on terms satisfactory to the Company, if at all.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained elsewhere in this prospectus for the year ended June 30, 2012.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the unaudited interim financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year as reported in the audited financial statements have been omitted.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, actual results could differ from these estimates.

Management evaluates these estimates and assumptions on a regular basis.  Actual results could differ from those estimates.

Exploration Stage Company

The Company's financial statements are prepared pursuant to SEC guidance and Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities, as it devotes substantially all of its efforts to acquiring and exploring mining interests that will eventually provide sufficient net profits to sustain the Company’s existence.

Mineral property rights

All direct costs related to the acquisition of mineral property rights are capitalized. Exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized. The Company reviews the carrying values of its mineral property rights whenever events or changes in circumstances indicate that their carrying values may exceed their estimated net recoverable amounts. An impairment loss is recognized when the carrying value of those assets is not recoverable and exceeds its fair value. As of September 30, 2012, management has determined that there was no impairment loss required for the three months then ended.

At such time as commercial production may commence, depletion of each mining property will be provided on a unit-of-production basis using estimated proven and probable recoverable reserves as the depletion base. In cases where there are no proven or probable reserves, depletion will be provided on the straight-line basis over the expected economic life of the mine.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill and other intangible assets are tested for impairment.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Management has determined that there is no impairment loss required for the three months ended September 30, 2012.

Asset Retirement Obligations

The Company had no operating properties at September 30, 2012, but the Company’s mineral properties will be subject to standards for mine reclamation that are established by various governmental agencies.  For these non-operating properties, the Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable.  Costs of future expenditures for environmental remediation are not discounted to their present value.  Such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations.

It is reasonably possible that due to uncertainties associated with defining the nature and extent of possible environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation and reclamation could change in the future.  The Company continually reviews its accrued liabilities for such remediation and reclamation costs as evidence becomes available indicating that its remediation and reclamation liability has changed.

The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the associated long-lived assets and depreciated over the lives of the assets on a units-of-production basis.  Reclamation costs are accreted over the life of the related assets and are adjusted for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate on the underlying obligation.  There were no asset retirement obligations as of September 30, 2012 as there are presently no underlying obligations.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using principally the straight-line method. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon.  Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculated depreciation for principal items of property and equipment are as follow:

Asset Category	Depreciation/ Amortization Period
Furniture and Fixture	5 Years
Office equipment	3 Years
Leasehold improvements	5 Years

Income Taxes

Deferred income taxes are provided, to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows a two-step approach to ultimately recognize and measure uncertain tax positions.  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement.  The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments.  At September 30, 2012, the Company did not record any liabilities for uncertain tax positions.

Concentration of Credit Risk

The Company maintains its operating cash balances in banks in Phoenix, Arizona.  The Federal Depository Insurance Corporation (“FDIC”) insures accounts at each institution up to $250,000.

Share-Based Compensation

The measurement of the cost of services received in exchange for an award of an equity instrument is based on the grant-date fair value of the award.  Compensation cost is recognized when the event occurs.  The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

Basic and Diluted Net Loss Per Common Share

Net loss per common share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Diluted net loss per share for the Company is the same as basic net loss per share, as during the period where a net loss is reported, the inclusion of common stock equivalents would be antidilutive and are therefore excluded from the calculation.

At September 30, 2012 and 2011, common stock equivalents consisted of warrants to purchase 25,500,000 and 12,000,000 shares of common stock, respectively.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities, accrued interest and related party payable, approximate fair value due to their most maturities.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation for comparative purposes.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – MINING CLAIMS

The following is a detail of mining claims at September 30, 2012 and June 30, 2012:

	September 30, 2012	June 30, 2012
Midas Placer Mining Claim (fully impaired)	$565,700	$565,700
Tarantula Mining Claim	250,000	250,000
Osiris Gold Joint Venture (fully impaired)	50,000	50,000
Total mining and equipment activity	865,700	865,700
Accumulated impairment of mining claims	(615,700)	(615,700)
Total Mining Claims	$250,000	$250,000

The Company has impaired all claims except for the Tarantula (Hull Lode) mining claim.

NOTE 4 – NOTES PAYABLE

The Company had the following notes payable outstanding as of September 30, 2012 and June 30, 2012:

	September 30, 2012	June 30, 2012
Gold Exploration LLC (a)
Dated - June 1, 2008	$52,699	$52,699

Venture Capital International (b)
Dated – March 30, 2009	12,000	12,000

Venture Capital International (c)
Dated - May 7, 2009	17,000	17,000

Advantage Systems Enterprises Limited (d)
Dated – July 3, 2009	17,000	17,000

Advantage Systems Enterprises Limited (e)
Dated – August 7, 2009	10,000	10,000

Venture Capital International (f)
Dated – October 15, 2009	10,000	10,000

Venture Capital International (g)
Dated – October 27,2009	7,000	7,000

Advantage Systems Enterprises Limited (h)
Dated – November 9, 2009	25,000	25,000

Venture Capital International (i)
Dated – November 23, 2009	5,000	5,000

Strategic Relations Consulting, Inc. (j)
Dated – March 31, 2010	15,000	15,000

Summit Technology Corporation, Inc. (k)
Dated November 22, 2010	2,000	7,000

Gold Exploration LLC (l)
Dated July 29, 2010	97,000	97,000

Freedom Boat, LLC (m)
Dated February 7, 2011	250,000	250,000

Dr. Linh B. Nguyen (n)
Dated May 23, 2011	25,000	25,000

Mr. Charles Chapman (o)
Dated December 27, 2011	50,000	50,000

Mr. Leroy Steury
Dated March 12, 2012 (p)	76,875	76,875

Total notes and convertible note payable	671,574	671,574
Less current portion of long-term debt	(671,574)	(671,574)
Long term debt	$-	$-

(a) The Company entered into a purchase agreement to purchase mining claims with Gold Exploration LLC in the amount of $99,000 on June 1, 2008. The Company paid $15,000 in cash and issued a note for $84,000 with an interest rate of 12% for the remaining balance. Pursuant to the purchase agreement, $7,000 is to be paid each 90 days until the full principal balance plus accrued interest is paid off. As of September 30, 2012 and June 30, 2012, principal and interest payable to Gold Exploration LLC for this note is $66,941 and $65,346, respectively. This note is presently in default.

(b) On March 30, 2009, the Company issued a $12,000 demand promissory note to Venture Capital International, Inc. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012, the Company principal and interest payable to Venture Capital International, Inc. related to this note is $14,083 and $13,932, respectively.

(c) On May 7, 2009, the Company issued a $17,000 demand promissory note to Venture Capital International, Inc. The note is due on demand and has an interest rate of 5%. As of September 30, 2012 and June 30, 2012, principal and interest payable to Venture Capital International, Inc. related to this note is $19,862 and $19,648, respectively.

(d) On July 3, 2009, the Company issued a $17,000 demand promissory note to Advantage Systems Enterprise Limited. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012, principal and interest payable to Advantage Systems Enterprise Limited related to this note is $19,764 and $19,550, respectively.

(e) On August 7, 2009, the Company issued a $10,000 demand promissory note to Advantage Systems Enterprises Limited. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012, principal and interest payable to Advantage Systems Enterprise Limited, Inc. related to this note is $11,574 and $11,448, respectively.

(f) On October 15, 2009, the Company issued a $10,000 demand promissory note to Venture Capital International. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and J June 30, 2012, principal and interest payable to Venture Capital International related to this note is $11,479 and $11,353, respectively.

(g) On October 27, 2009, the Company issued a $7,000 demand promissory note to Venture Capital. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012, principal and interest payable to Venture Capital International related to this note is $8,024 and $7,936, respectively.

(h) On November 9, 2009, the Company issued a $25,000 demand promissory note to Advantage Systems Enterprise Limited. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012, principal and interest payable to Advantage Systems Enterprise Limited related to this note is $28,637 and $28,322, respectively.

(i) On November 23, 2009, the Company issued a $5,000 demand promissory note to Venture Capital International. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012, principal and interest payable to Venture Capital International related to this note is $5,713 and $5,650, respectively.

(j) On March 31, 2010, the Company issued a $15,000 demand promissory note to Strategic Relations consulting, Inc. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012 principal and interest payable to Strategic Relations Consulting, Inc. related to this note is $16,878 and $16,689, respectively.

(k) On November 22, 2010, the Company issued a $7,000 demand promissory note to Summit Technologies Corporation, Inc. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012, principal and interest payable to Strategic Relations Consulting, Inc. related to this note is $2,336 and $2,311, respectively.

All of the above demand promissory notes issued by the Company were unsecured.

(l) On July 29, 2010, the Company issued 8,300,000 common shares to Gold Exploration LLC, valued at  $83,000 (or $0.01 per share) based upon the closing price of the Company’s stock on the date the agreement was executed, to partially repay $10,000 of principal on the promissory note held by Gold Exploration LLC initially issued to Global Mineral Resources Corporation. This payment of common stock reduced the outstanding balance of the note held by Gold Exploration LLC to $97,000. The Company recognized a loss on debt conversion of $73,000. During fiscal year 2012, the note holder called the balance of the note and demanded payment. The note holder claimed that the note was in default because the Company failed to maintain the Midas Placer Mining Claim, collateral which secured the note. Pursuant to the note agreement, the note should accrue interest at 12% when due or declared due. The note is classified as a current liability on the balance sheets. As of September 30, 2012 and June 30, 2012, principal and interest payable to Gold Exploration LLC related to this note is $111,574 and $108,640, respectively.

(m) On February 7, 2011, the Company issued a $250,000 promissory note with an interest rate of 12% per annum to Freedom Boat LLC (“Freedom Boat”). Payment of $2,500 is due monthly from July 5, 2011 through December 5, 2011 with a final payment of interest and principal of $260,000 that because due on February 7, 2012.  Freedom Boat also has a right to royalties under certain conditions. The note is secured by the Hull Lode claim, The West Acre Hull tract, property held by David Janney, former officer, and 10,000,000 of the Company’s common shares currently held in escrow. Proceeds from the note were used to purchase the Tarantula Mining Claim from Judgetown, LLC. As of September 30, 2012 and June 30, 2012, the remaining principal owed was $250,000. This note is presently in default but the Company is negotiating with the holder for an extension of this note.

(n) The Company entered into a demand promissory note with Linh B. Ngnyen on May 23, 2011 in the amount of $25,000. The note is due on demand with an interest rate of 5%. As of September 30, 2012 and June 30, 2012, principal and interest payable to Linh B. Ngnyen related to this note is $26,692 and $26,377, respectively.

(o) On December 27, 2011, the Company issued a $50,000 promissory note to Mr. Charles Chapman. The note was due on February 15, 2012 with an interest rate of 12%. Pursuant to the note agreement, Mr. Chapman has the right to receive 500,000 shares of the Company’s common stock in lieu of interest payments.  On December 28, 2011, the Company issued 500,000 shares valued at $4,000 in lieu of the interest. On March 19, 2012, the note agreement was amended to extend the due date to May 15, 2012. Pursuant to the amendment, the Company agreed to issue an additional 500,000 common shares valued at $15,500 which was recorded as debt discount and fully amortized during fiscal year 2012. As of June 30, 2012, the 500,000 common shares related to the March 19, 2012 amendment have not been issued and is recorded as stock payable of $15,500. On May 16, 2012, the Company entered into a second amendment to extend the loan to November 15, 2012.  Pursuant to the second amendment, the Company will issue 100,000 shares of its common stock per month for a period of six months in lieu of interest. As of June 30, 2012, the Company has issued 500,000 common shares valued at $11,000.

(p) On March 12, 2012, the Company issued a $75,000 convertible note to Mr. Leroy Steury. The note was due on June 12, 2012 with an interest rate of 10%. Mr. Leroy Steury has the right to receive 7.5 million shares of common stock in lieu of unpaid principal and interest before June 17, 2012. The Company recorded a beneficial conversion feature of $75,000 which was fully amortized during fiscal year 2012. On June 13, 2012, the Company amended the agreement to include the accrued interest of $1,875 on the $75,000 in the principal and extended the note to September 13, 2012. On September 17, 2012, the Company entered into the second amendment to extend the note to December 17, 2012. As of September 30, 2012 and June 30, 2012, principal and interest payable to Leroy Steury related to this note is 78,230 and $77,780, respectively.

NOTE 5 - EQUITY

Common Stock

On March 31, 2011, the Company increased the authorized common shares to 500,000,000.

During the three months ended September 30, 2012, the Company received cash of $140,000 for the subscription of 8,730,945 common shares. The Company also received cash of $37,500 in October 2012 for the subscription of 2,062,500 common shares. These shares were recorded as subscription receivables.

During the three months ended September 30, 2012, the Company granted 13,000,000 shares of common stock for services of executives and a consultant. These shares were valued at $260,000 based on the trading price of the stock on the date granted. At September 30, 2012, these shares have not been issued and were recorded as stock payable.

Preferred Stock

On June 14, 2011, the Company authorized 20,000,000 shares of Series A Preferred Stock at $0.0001 par value. The Preferred Stock contains certain rights, preferences, privileges, restrictions and other characteristics. Specifically, the Preferred Stock has 100 votes per share, whereas, each share of Common Stock has 1 vote. Preferred Stock holders may vote with holders of the Company’s Common Stock on all matters which common stockholders may vote.  On June 14, 2011, the Company issued 3,000,000 preferred shares valued at $300 to its former CEO/CFO. In August 2011, the former CEO/CFO returned those shares as a result of his resignation from the Company.  The preferred shares were then cancelled.

NOTE 6 – STOCK-BASED COMPENSATION

Effective June 18, 2008, the Board of Directors of the Company approved the 2008 Stock Option and Restricted Stock Plan (the "2008 Plan"). The Plan reserves 1,000,000 shares of common stock for grants of incentive stock options, nonqualified stock options, warrants and restricted stock awards to employees, nonemployee directors and consultants performing services for the Company. Options and warrants granted under the Plan have an exercise price equal to or greater than the fair market value of the underlying common stock at the date of grant and become exercisable based on a vesting schedule determined at the date of grant.  The options expire 2 years from the date of grant whereas warrants generally expire 5 years from the date of grant. Restricted stock awards granted under the 2008 Plan are subject to a vesting period determined at the date of grant.

On June 6, 2011, the Board of Directors of the Company amended the 2008 Plan to increase the reserved grant shares from 1,000,000 common shares to 25,000,000 common shares. On August 17, 2012, the Board of Directors of the Company amended the 2008 Plan to increase the authorized shares to be granted from 25,000,000 common shares to 35,000,000 common shares.

The cost of all employee stock options, as well as other equity-based compensation arrangements, is reflected in the financial statements over the vesting period based on the estimated fair value of the awards.

A summary of warrant activity for the three months ended September 30, 2012 is presented below:

		Outstanding Options/Warrants
	Shares Available for Grant	Number of Shares Granted	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
June 30, 2012	19,000,000	25,500,000	$0.02	3.72	120,000
Grants		-	$-
Forfeitures		-	-
September 30, 2012	9,500,000	25,500,000	$0.02	3.47	875,000

The Company has 17,500,000 warrants and 8,000,000 options outstanding as of September 30, 2012.

The Company values all warrants using the Black-Scholes option-pricing model. Critical assumptions for the Black-Scholes option-pricing model include the market value of the stock price at the time of issuance, the risk-free interest rate corresponding to the term of the warrant, the volatility of the Company’s stock price, dividend yield on the common stock, as well as the exercise price and term of the warrant. The warrants are not subject to any form of vesting schedule and, therefore, are exercisable by the holders anytime at their discretion during the life of the warrant. No discounts were applied to the valuation determined by the Black-Scholes option-pricing model.

On May 8, 2012, the Company granted Mr. Peter Cao, a member of the Company’s Board of Directors, 8,000,000 options to purchase common stock of the Company at a price of $0.025 per share. Options for 4 million common shares vested immediately. After six months of Mr. Cao’s employment with the Company, additional options to purchase 4,000,000 shares at $0.025 per share will vest. The options have a five-year expected life, and were valued at $198,519. At September 30, 2012, unamortized value of this warrant was $33,087.

Current management has not found supporting documents or evidence that the stock option of 2008 or any plan has been ratified by the shareholders and/or Board of Directors. Current management is in the process of determining a method to rectify this situation.

NOTE 7 – RELATED PARTY TRANSACTIONS

As of September 30, 2012 and June 30, 2012, the Company had payables to a related party of $0 and $18,000, respectively, for services provided.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

On May 8, 2012, the Company entered into an employment contract with Mr. Peter Cao, Chief Operating Officer. Pursuant to the agreement, the Company will pay monthly compensation of $1,000. Mr. Cao is also entitled to 2,000,000 common shares for the increase in the Company’s market value for every $15 million up to $100 million. Additionally, Mr. Cao was granted options to purchase a total of 8,000,000 common shares. Options for 4 million common shares are exercisable at $0.025 per share and vested immediately. After six months of Mr. Cao’s employment with the Company, additional options to purchase 4,000,000 shares at $0.025 per share will vest. The 8,000,000 options were valued at $198,519, which is being expensed over the vesting periods. On October 1, 2012, Mr. Cao entered into a new employment agreement with the Company to replace the agreement dated May 8, 2012. The October 1, 2012 agreement states the following:

(1) Starting October 1, 2012 the Company will pay $4,000 per month;
(2) 8,000,000 share of common stock is granted immediately and valued at $232,000 based on the market price at October 1, 2012.
(3) Salary will increase as the Company’s monthly production hits the operational milestones as follows:
   i. Production of 200 ounces: salary of $5,000 per month
  ii. Production of 400 ounces: salary of $6,000 per month
 iii. Production of 600 ounces: salary of $7,000 per month
 iv. Production of 800 ounces: salary of $8,000 per month
  v. Production of 1,000 ounces: salary of $9,000 per month
 vi. Production of 1,200 ounces: salary of $10,000 per month
vii. At production of 1,200 ounces per month or another 4,000,000 shares will be granted.
(4) Executive will be eligible for bonuses based on a combination of individual performance and company performance which will be determined by the CEO and Board of Directors

On October 30, 2012, the Company amended the employment agreement to increase the monthly salary to $3,000 per month for the three months ended September 30, 2012. Mr. Cao also agreed that the 8 million common shares granted on October 1, 2012 replace the 8,000,000 options granted on May 8, 2012.

On June 19, 2012, the Board of Directors appointed Mr. Michael Stojsavljevich as the new Chief Executive Officer, secretary and a member of the Board of Directors. Mr. Stojsavljevich would receive $5,500 for the first two months and $11,000 per month from the third month of his employment. Mr. Stojsavljevich is entitled to 2,500,000 shares of common stock quarterly from July 1, 2012 and every quarter thereafter to a total of 10,000,000 shares. On August 1, 2012, Mr. Stojsavljevich entered into a new employment agreement with Company to replace the agreement dated June 19, 2012 as follows:

(1) Starting August 1, 2012, the Company will pay $5,500 monthly salary;
(2) 10,000,000 shares of common stock is granted immediately and valued at $200,000 based on the market price at August 1, 2012. On October 30, 2012, Mr. Stojsavljevich entered into an amendment to the employment agreement to say that the term to issue 2,500,000 shares of common stock quarterly from July 1, 2012 and every quarter thereafter to a total of 10,000,000 shares stated in the June 19, 2012 agreement is replaced.
(3) Salary will increase as the Company monthly production achieves operational milestones as described below:
  i. Production of 200 ounces: salary of $6,500 per month
 ii. Production of 400 ounces: salary of 7,500 per month
iii. Production of 600 ounces: salary of $8,500 per month
iv. Production of 800 ounces: salary of $9,500 per month
 v. Production of 1,000 ounces: salary of $10,500 per month
vi. Production of 1,200 ounces: salary of 11,500 per month
vii. At a monthly production of 1,200 ounces per month another 4,000,000 shares will be granted.
(4) Mr. Stojsavljevich will be eligible for bonuses based on a combination of individual performance and company performance which will be determined by the Board of Directors.

On May 10, 2012, the Company entered into a two-year employment contract with Mr. Scott Geisler, Chief Executive Officer at that time. The agreement allows the immediate accrual of unpaid salary from August 29, 2011 at $100,000 per year. The Company also issued stock options to purchase a total of 17,000,000 common shares. Options for 8,500,000 common shares at an exercise price of $0.01 per share vested immediately. Additional options to purchase 8,500,000 common shares at an exercise price of $0.01 per share vested in August 2012. The 17,000,000 options are valued at $507,862. These options have a term of 5 years and can be exercised on a cashless basis. On June 8, 2012, the Company entered into a mutual release agreement with Mr. Geisler. That mutual release agreement superseded the employment agreement dated May 10, 2012. Pursuant to the mutual release agreement, Mr. Geisler would receive $75,000 in the next 25 months commencing July 15, 2012, and 7,500,000 shares of the Company’s common stock. On June 1, 2012, Mr. Geisler resigned as Chief Executive Officer of the Company.

On October 30, 2012 we learned that former President and CEO, Scott Geisler, filed suit against the company on September 20, 2012, in the Circuit Court of the Sixth Judicial District in the State of Florida. The Company has not yet been served with the summons and complaint or filed an answer. Mr. Geisler asserts that the Company is in default with respect to payments under a Settlement and Mutual Release Agreement entered into upon his resignation as an officer and director of the Company and effective June 8, 2012. Mr. Geisler claims monetary damages "in excess of $15,000," attorneys' fees, court costs and seeks the issuance of 7,500,000 shares of common stock that is provided for under the Settlement and Mutual Release Agreement. We have engaged legal counsel to represent the Company in this dispute and counsel has identified defenses to the claims and setoffs. We are optimistic that a settlement of the dispute will be reached in the near future without having a materially adverse effect on our financial condition or results of operations.

Currently, the Company is carrying the amount of $293,400 as a disputed payable until resolved, which include other disputed payables.

The Company entered into a purchase agreement to purchase mining claims from Gold Exploration LLC in the amount of $99,000 on June 1, 2008. The agreement requires the Company to make royalty payments equal to 2% of the Net Smelter Returns (“NSR”) per year. The Company had no NSR for the three months ended September 30, 2012 and no royalties were paid. The agreement does not have any commitment dates of when production is to begin.

On February 7, 2011 the Company entered into a $250,000 promissory note agreement with Freedom Boat which bears interest rate at 12%. The agreement includes a royalty payment which includes 5% in royalty of its gross profits from gold extraction form the Tarantula Placer Mine and 5% royalty payment from Hull Placer Mine.

On February 7, 2011, David Janney, former officer, entered an agreement with Amazon Holding LLC to pay a finder’s fee for raising $250,000 in the acquisition of mining property. On January 19, 2012, Amazon Holding LLC demanded the Company make the payment. The dispute is still pending but the Company believes that it is not likely that Amazon Holding LLC will prevail if a suit is filed against the Company related to this agreement.

NOTE 9 – LOSS ON SETTLEMENT OF LITIGATION

On February 26, 2012, the Company entered into a settlement agreement with David Janney (former CEO/CFO) for his actions related to wrongfully issued common stock of the Company, among many other things. The settlement agreement includes the following terms:

a.
The Company agreed to issue 5 million shares of restricted Bonanza Goldfields common stock to Mr. Janney as a form of compensation. The shares will be paid in two tranches. The first 2,500,000 shares should be issued upon the execution of the settlement and was issued on March 19, 2012. The second 2,500,000 shares were to be issued six months from the execution date of the settlement but have not been issued.

b.
The funds held in escrow by Christine Wright at the Wright Law Firm, P.A. on behalf of Freedom Boat, LLC for a loan under Mr. Janney’s name will be considered payment in full for Mr. Janney's return of 20,000,000 shares to the treasury on August 29, 2011.

c.	Mr. Janney agreed not to sell any more than 1,000,000 shares of his personal holdings of Bonanza Goldfields common stock in the open market in any thirty-day period.
d.
Mr. Janney agreed to return to the Company all of the Company’s property in his possession or in the possession of his family or agents including without limitation Bonanza's files and all documentation (and all copies thereof) dealing with the finances, operations and activities of the Company, its clients, employees or suppliers.

The Company recorded a loss of $59,000 on this settlement during the year ended June 30, 2012.

During the year ended June 30, 2012, the Company learned that the title of Midas Placer Claim which the Company purchased from Global Minerals, Inc., a company controlled by Mr. David Janney, was never transferred to the Company. As such, the Company is currently in dispute with Mr. Janney.

NOTE 10 – SUBSEQUENT EVENTS

On October 1, 2012, the Company entered into a new employment agreement with Peter Cao (see Note 8). On October 25, 2012, the Company amended the employment agreements of Peter Cao and Michael Stojsavljevich to clarify certain terms in the new employment agreements (see Note 8).

On October 1, 2012, the Company entered into a Note and Warrant Purchase Agreement (the "Purchase Agreement") with Tonaquint, Inc., a Utah corporation ("Tonaquint"), whereby the Company issued (i) a secured convertible promissory note of the Company in the principal amount of $1,660,000 (the "Promissory Note") and (ii) a warrant to purchase a number of the Company’s common stock equal to $1,660,000 divided by the Market Price (the "Warrant"). Market Price means 65% of the arithmetic average of the 3 lowest volume-weighted average prices of the stock price during the 20 consecutive trading day period immediately preceding the date of the conversion. The Market Price will be adjusted for any stock split, stock dividend, stock combination or other similar transaction. The warrant also contains a cashless exercise provision subject to certain limitations. The Warrant has an exercise price of is $0.075 per share and can be exercised at any time within five years after October 1, 2012.

The Promissory Note is due 30 months from the issuance date of October 1, 2012 (“Maturity Date”) and has an interest rate of 8% payable monthly. The Promissory Note, if prepaid, has a penalty of 135% prepayment obligation. The total amount funded (in cash and notes) at closing will be $1,500,000, representing the principal amount of $1,660,000 less an original issuance discount of $150,000 and the payment of $10,000 to cover Tonaquint’s fees. The payments from Tonaquint consisted of $150,000 in cash advanced at closing and $1,350,000 in a series of three secured Buyer Mortgage Notes and one Promissory Note with interest rates of 5% described in more detail below. The Company also has the right to offset the payment of any of these notes and not receive payment for such notes or be obligated to pay such portion of the notes, subject to certain conditions and obligations. The shares of common stock underlying the Promissory Note and Warrant are to be registered by a registration statement pursuant to the terms and conditions of a registration rights agreement.

Beginning on the earlier of the date that is (i) 30 calendar days after the effective date of a registration statement and (ii) 180 calendar days after October 1, 2012, and each month thereafter, the Company shall pay to Tonaquint principal payments of $69,167 plus the sum of any accrued and unpaid interest due on such date by converting such amount at a conversion price equals to the lower of the (i) conversion price in effect ($0.05 per share if no anti-dilution adjustment) (ii) 65% of the arithmetic average of the 3 lowest volume-weighted average prices of the stock price during the 20 consecutive trading day period immediately preceding the date of the payment date.

Tonaquint has the right to convert, subject to restrictions described in the Promissory Note, all or a portion of the outstanding amount of the Promissory Note that is eligible for conversion into shares of the Company’s common stock. The conversion price of the Promissory Note is $0.05 per share.

Each of the Promissory Note and the Warrant contain "blocker provisions" such that Tonaquint shall not be permitted to hold by virtue of payment of interest or principal under the Promissory Note or conversion of the Promissory Note or the exercise of the Warrant a number of shares of common stock exceeding 4.99% of the number of shares of the Company’s common stock outstanding (the “4.99% Cap”). The Company shall not be obligated and shall not issue its common stock which would exceed the 4.99% Cap until such time as the 4.99% Cap would no longer be exceeded by any such receipt of shares of common stock by Tonaquint.

Tonaquint's obligation to fund the Company is evidenced by 3 Buyer Mortgage Notes, in the principal amount of $50,000, $150,000, and $400,000. The Buyer Mortgage Notes are secured by certain real property owned by Tonaquint located in Cook County, Illinois. Tonaquint’s obligation to fund the Company is further evidenced by a Promissory Note in the amount of $750,000. Each Buyer Mortgage Note and the Promissory Note is due and payable on or before the earlier of (i) 60 days following the occurrence of the Maturity Date (as defined in the Promissory Note), and (ii) subject to certain conditions described in each Buyer Mortgage Note and the Promissory Note. The Buyer Mortgage Notes and Promissory Note each contain standard events of default related to payment, certain covenants and bankruptcy events.

Pursuant to the Purchase Agreement, the Company shall reserve 75 million shares of common stock beginning on October 1, 2012 and ending 4 months after October 1, 2012. The Company shall not enter into any equity line of credit or financing arrangement or other transaction that involves issuing securities that are convertible into common stock (including without limitation selling convertible debt, warrants or convertible preferred stock), or otherwise issue Common Stock (a) with conversion, exercise or similar mechanics or reset provisions that vary according to the market price of the common stock without a floor at or higher than $0.01 or (b) at a fixed price which is lower than $0.01, without the prior written consent of Tonaquint. Without the prior written consent of Tonaquint, the Company agrees not to declare or make any dividend or other distributions of its assets.

The Purchase Agreement contains representations and warranties of the Company and Tonaquint that are customary for transactions of this kind. The Purchase Agreement contains certain penalties and damages in the event the Tonaquint is unable to sell shares of the Company’s common stock under Rule 144 because the Company is not current in regards to its required reports under the Securities Exchange Act of 1934, as amended, or if the Company fails to timely deliver (generally within five business days) any shares of common stock issuable to Tonaquint upon conversion of the Promissory Note or exercise of the Warrant.

* * * * * * * * * * *

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

We are paying all of the selling shareholder’s expenses related to this offering, except that the selling shareholder will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee	$441.12
Accounting Fees and Expenses	$8,000.00
Legal Fees and Expenses	$30,000.00
Miscellaneous Fees and Expenses	$1,558,88
Total	$40,000.00

 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation. Our Certificate of Incorporation does not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Our directors cause us to purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent, or as a director, officer, employee or agent or our subsidiaries, and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

During the quarter ending September 30, 2012, we issued 10,793,445 common shares for $177,500 in cash. We also granted 13,000,000 common stock for services of executives in the amount of $260,000 which is valued at the trading price of the stock on the date granted and has been recorded as stock payable.

The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933 (the “Securities Act”) and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Undertakings.

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on November 20, 2012.

BONANZA GOLDFIELDS CORPORATION

By:	/s/ Michael Stojsavljevich
Michael Stojsavljevich
	President, Chief Executive Officer Chief Financial Officer	,

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Bonanza Goldfields Corporation that is filing a registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Michael Stojsavljevich their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Stojsavljevich	President, Chief Executive Officer, and Chief Financial	November 20, 2012
Michael Stojsavljevich	and Director

/s/ Peter Cao	Director	November 20 , 2012
Peter Cao

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation(1)
3.2	Bylaws (1)
4.1	$1,660,000 Secured Convertible Note dated October 1, 2012 (3)
4.2	Common Stock Purchase Warrant dated October 1, 2012 (3)
5.1	Opinion of Logan Law Firm PLC*
10.1	Agreement with Gold Explorations, LLC and Bonanza Goldfields, Corp., dated July 1, 2009.(2)
10.2	Peter Cao Chief Operating Officer employment agreement (3)
10.3	Scott Geisler Chief Executive Officer employment agreement (3)
10.4	Note and Warrant Purchase Agreement dated October 1, 2012 (3)
10.5	Form of Promissory Note (3)
10.6	Form of Mortgage, dated October 1, 2012 (3)
10.7	Escrow Agreement dated October 1, 2012 (3)
10.8	Form of Buyer Mortgage Note 1 dated October 1, 2012. (3)
10.9	Form of Buyer Mortgage Note 2 dated October 1, 2012.(3)
10.10	Form of Buyer Mortgage Note 3 dated October 1, 2012. (3)
10.11	Registration rights Agreement, dated October 1, 2012 (3)
10.12	Security Agreement dated October 1, 2012 (3)
14.1	Code of Ethics (2)
23.1	Consent of Logan Law Firm PLC (included in exhibit 5.1)
23.2	Consent of GBH CPAs, PC*
24.1	Power of Attorney (included on signature page)

(1). Incorporated by reference to the same exhibit filed with Amendment No. 3 to the Company’s Registration Statement on Form SB2 (Commission File No. 333-137170).
(2) Filed in the Form 10K for June 18, 2009
(3) Filed in the Form 10Q for March 31, 2012
(4) Filed in the Form 10 K for June 30, 2012.
(5)  Incorporated by reference and filed in the Form 8-K on October 5, 2012
*Filed herein